UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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ProLogis

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4545 Airport Way
Denver, Colorado 80239

March 31, 2010

Dear Shareholder,

You are cordially invited to attend the annual meeting of shareholders of ProLogis, which will take place on May 14, 2010, at our world headquarters in Denver, Colorado.

We have elected to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We believe that these rules will allow us to provide our shareholders with the information they need, while lowering the costs of printing and delivery and reducing the environmental impact of our annual meeting.

Details of the business to be conducted at the meeting are set forth in the formal notice of annual meeting of shareholders and proxy statement that accompany this letter.

Your vote is important. Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the meeting. I urge you to promptly vote and authorize your proxy instructions electronically through the Internet, by telephone or, if you have requested and received a paper copy of the proxy statement, by completing, signing, dating, and returning the proxy card enclosed with the proxy statement. Voting through the Internet or by telephone will eliminate the need to return your proxy card. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the board of trustees, I would like to express our appreciation for your continued interest in ProLogis.

Sincerely,

/s/ Walter C. Rakowich
Walter C. Rakowich
Chief Executive Officer
and Trustee

Notice of 2010 Annual Meeting of Shareholders	1
Proxy Statement	2
Summary of Proposals Submitted for Vote	3
Election of Trustees (Proposal 1)	5
Corporate Governance	9
Board of Trustees and Committees	11
Information Relating to Trustees, Nominees, and Executive Officers	14
Compensation Matters	17
Compensation Discussion and Analysis	17
Compensation Committee Report	27
Summary Compensation Table for Fiscal Year 2009	28
Grants of Plan-Based Awards in Fiscal Year 2009	29
Outstanding Equity Awards at Fiscal Year-End (December 31, 2009)	33
Option Exercises and Stock Vested in Fiscal Year 2009	34
Nonqualified Deferred Compensation in Fiscal Year 2009	35
Potential Payments Upon Termination or Change In Control	36
Trustee Compensation for Fiscal Year 2009	40
Equity Compensation Plans	42
Approve and Adopt an Amendment to the ProLogis 2006 Long-Term Incentive Plan — Increase authorized shares and certain individual grant limits (Proposal 2)	43
Approve and Adopt Amendments to Certain ProLogis Equity Incentive Plans — Allow for a one-time share option exchange program for employees, other than named executive officers and trustees (Proposal 3)	50
Audit Committee Report	59
Independent Registered Public Accounting Firm	59
Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal 4)	60
Additional Information	61

Every shareholder’s vote is important. Please authorize
your proxy through the Internet, by telephone, or
complete, sign, date, and return your proxy card.

NOTICE OF 2010 ANNUAL MEETING
OF SHAREHOLDERS

10:30 a.m., May 14, 2010
ProLogis World Headquarters
4545 Airport Way
Denver, Colorado 80239

March 31, 2010

To our Shareholders:

The 2010 annual meeting of shareholders of ProLogis, a Maryland real estate investment trust, will be held at ProLogis’ world headquarters, 4545 Airport Way, Denver, Colorado 80239, on Friday, May 14, 2010, at 10:30 a.m., local time, for the following purposes:

1.	To elect to the board of trustees the ten persons nominated by the board of trustees to serve until the 2011 annual meeting;
2.	To approve and adopt an amendment to the ProLogis 2006 Long-Term Incentive Plan to increase the authorized number of common shares that may be issued with respect to awards under the plan and to increase the annual individual grant limits under the plan with respect to certain full value awards;
3.	To approve and adopt amendments to certain of our equity incentive plans to allow for a one-time share option exchange program for employees, other than named executive officers and trustees;
4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2010; and
5.	To consider any other matters that may properly come before the meeting and at any adjournments or postponements of the meeting.

Shareholders of record at the close of business on March 16, 2010 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting. On or about March 31, 2010, we intend to mail our shareholders a notice containing instructions on how to access our 2010 proxy statement and 2009 annual report to shareholders on the Internet and also how to vote on the Internet. The notice also provides instructions on how you can request a paper copy of these documents if you desire. If you received your annual materials via e-mail, the e-mail contains voting instructions and links to the proxy statement and annual report on the Internet.

For the Board of Trustees,

/s/ Edward S. Nekritz
Edward S. Nekritz
Secretary

PROXY STATEMENT
2010 ANNUAL MEETING OF SHAREHOLDERS
ProLogis 4545 Airport Way, Denver, Colorado 80239

This proxy statement is furnished in connection with the solicitation of proxies by the board of trustees of ProLogis for the 2010 annual meeting of shareholders of ProLogis. Distribution and electronic availability of this proxy statement and proxy card are scheduled to begin on or about March 31, 2010.

In accordance with the rules of the Securities and Exchange Commission (SEC), instead of mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner, we are now furnishing proxy materials (our 2010 proxy statement and our 2009 annual report to shareholders, which includes our Annual Report on Form 10-K) by providing access to such documents on the Internet. Our shareholders will not receive printed copies of the proxy materials unless they elect this form of delivery or they are participants in our 401(k) Savings Plan and Trust (401(k) Plan). Printed copies will be provided upon request at no charge.

A Notice of Meeting and Internet Availability of Proxy Materials (Notice of Internet Availability) was mailed to our shareholders on or about March 31, 2010. The Notice of Internet Availability was provided in lieu of mailing the printed proxy materials and instructed our shareholders as to how they may: (i) access and review all of the proxy materials on the Internet; (ii) submit their proxy; and (iii) receive printed proxy materials.

Shareholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis by following the instructions included in the Notice of Internet Availability. Providing future proxy materials by e-mail will save us some of the costs associated with printing and delivering the materials and will reduce the environmental impact of our annual meetings. An election to receive proxy materials by e-mail will remain in effect until such time as the shareholder elects to terminate it.

You can ensure that your shares are voted at the meeting by authorizing your proxy through the Internet, by telephone, or by completing, signing, dating, and returning the printed proxy card provided with the printed materials. If you are a shareholder of record, you may still attend the meeting and vote despite having previously authorized your proxy by any of these methods. A shareholder of record who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy, by notifying the inspector of election in writing of such revocation, or, if previous instructions were given through the Internet or by telephone, by providing new instructions by the same means. An admission ticket is required to attend the 2010 annual meeting. Admission tickets are provided with the printed proxy materials and with the Notice of Internet Availability.

For shares held in “street name” through a broker or other nominee, the broker or nominee is not permitted to exercise voting discretion with respect to certain of the matters to be acted upon. Thus, if shareholders do not give their broker or nominee specific instructions, their shares will not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on May 14, 2010:

This proxy statement and our 2009 annual report to shareholders, which includes our Annual Report on Form 10-K, are available at http://ir.prologis.com.

SUMMARY OF PROPOSALS SUBMITTED FOR VOTE

•	Proposal 1: Election of Trustees

Nominees:  At the annual meeting you will be asked to elect to the board of trustees the ten persons nominated by the board of trustees. The trustees will be elected to one-year terms and will hold office until the 2011 annual meeting and until their successors are elected and qualify.

Vote Required:  You may vote for or withhold your vote from any of the trustee nominees. Assuming a quorum is present, the trustees receiving a majority of the votes cast in person or by proxy at the meeting will be elected. For this purpose, a majority of the votes cast means that the number of common shares that are cast and are voted “For” the election of a trustee must exceed the number of common shares that are withheld from his or her election.

•  Proposal 2:  Approve and Adopt an Amendment to the ProLogis 2006 Long-Term Incentive Plan — Increase authorized shares and certain individual grant limits

Amendment to the ProLogis 2006 Long-Term Incentive Plan:  At the annual meeting you will be asked to approve an amendment to the ProLogis 2006 Long-Term Incentive Plan to increase the authorized number of common shares that may be issued under the plan by 14,500,000 and to increase the maximum number of common shares that may be granted to any one participant during any calendar year as performance-based compensation from 200,000 to 500,000.

Vote Required:  You may vote for, vote against, or abstain from voting on approving and adopting this amendment to the ProLogis 2006 Long-Term Incentive Plan to increase the shares authorized and certain individual grant limits. Assuming a quorum is present, the affirmative vote of a majority of the common shares voted on the proposal at the meeting in person or by proxy will be required to approve this amendment to the ProLogis 2006 Long-Term Incentive Plan, provided that the total vote cast on the proposal represents over 50% of all shares entitled to vote on the proposal.

•  Proposal 3:  Approve and Adopt Amendments to Certain ProLogis Equity Incentive Plans — Allow for a one-time share option exchange program for employees, other than named executive officers and trustees

Amendments to Certain ProLogis Equity Incentive Plans:  At the annual meeting you will be asked to approve and adopt amendments to certain of our equity incentive plans to allow for a one-time share option exchange program for employees, other than named executive officers and trustees.

Vote Required:  You may vote for, vote against, or abstain from voting on approving and adopting the amendments to certain of our equity incentive plans to allow for a one-time share option exchange program for employees, other than named executive officers and trustees. Assuming a quorum is present, the affirmative vote of a majority of the common shares voted on the proposal at the meeting in person or by proxy will be required to approve these amendments to the equity incentive plans, provided that the total vote cast on the proposal represents over 50% of all shares entitled to vote on the proposal.

•  Proposal 4:  Ratification of the Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm:  At the annual meeting you will be asked to ratify the audit committee’s appointment of KPMG LLP as the company’s independent registered public accounting firm for the year 2010.

Vote Required:  You may vote for, vote against, or abstain from voting on ratifying the appointment of the independent registered public accounting firm. Assuming a quorum is present, the affirmative vote of a majority of the common shares voted on the proposal at the meeting in person or by proxy will be required to ratify the audit committee’s appointment of the independent registered public accounting firm.

The board of trustees unanimously recommends that the shareholders vote FOR each of the proposals listed above.

The foregoing are only summaries of the proposals.
You should review the full discussion of each proposal
in this proxy statement before casting your vote.

ELECTION OF TRUSTEES	Proposal 1

•	Nominees

At the 2010 annual meeting, all ten trustee nominees are standing to be elected to hold office until the 2011 annual meeting and until their successors are elected and qualify. The ten nominees for election at the 2010 annual meeting, all proposed by the board of trustees, are listed below with brief biographies. They are all now ProLogis trustees. We do not know of any reason why any nominee would be unable or unwilling to serve as a trustee. However, if a nominee becomes unable to serve or will not serve, proxies may be voted for the election of such other person nominated by the board as a substitute or the board may reduce the number of trustees.

Under our bylaws, trustees in non-contested elections must receive a majority of affirmative votes cast for election at a meeting at which a quorum is present. For this purpose, a majority of the votes cast means that the number of common shares that are cast and are voted “For” the election of a trustee must exceed the number of common shares that are withheld from his or her election. If a trustee fails to obtain a majority, he or she must tender his or her resignation to the board within three days after certification of the voting results. The board, generally through a process managed by the board governance and nomination committee, will decide what action to take with regard to the tendered resignation. A tendered resignation is effective 90 days from the date of tender unless the board affirmatively determines to reject the tendered resignation or accept the resignation on a specified future date or upon the appointment of a replacement trustee to fill the vacancy that will result from the resignation. The board will then explain its decision to accept or reject the tendered resignation in a Current Report on Form 8-K, which will be filed promptly with the SEC.

The board of trustees unanimously recommends that the shareholders vote FOR the election of each nominee.

Stephen L. Feinberg.   Chairman of the Board of Trustees since November 2008 and Trustee since January 1993

Mr. Feinberg, 65, has been Chairman of the Board of Trustees and Chief Executive Officer of Dorsar Investment Company, a diversified holding company with interests in real estate and venture capital, since 1970.

ProLogis Committees: Investment and Finance, Management Development and Compensation

Mr. Feinberg has extensive experience in executive management, strategic planning, private sector real estate management, and public sector investment management.

George L. Fotiades.  Trustee since December 2001

Mr. Fotiades, 56, has been Chairman, Healthcare Investments at Diamond Castle Holdings, a private equity investment firm, since April 2007 and was President and Chief Operating Officer of Cardinal Health, Inc., a provider of services supporting the health care industry, until May 2006. He was previously President and Chief Executive Officer of Life Sciences Products and Services, a unit of Cardinal Health, Inc., and was with Cardinal Health, Inc. or its predecessor in various capacities from 1996 to 2006. He serves on the Board of Directors of Alberto Culver Company and Cantel Medical Corporation.

ProLogis Committees: Board Governance and Nomination (Chair), Audit, Investment and Finance

Mr. Fotiades has extensive experience in executive management of global operations, strategic planning, and sales and marketing.

Christine N. Garvey.  Trustee since September 2005

Ms. Garvey, 64, retired from Deutsche Bank AG, a global investment bank in May 2004. From May 2001 to May 2004, Ms. Garvey served as Global Head of Corporate Real Estate Services at Deutsche Bank AG London. She serves on the Board of Directors of Maguire Properties Group, HCP Inc., and Toll Brothers Inc. Ms. Garvey was a member of the Board of Directors of Catellus Development Corporation (Catellus) when it was merged with and into a subsidiary of ProLogis in September 2005 and previously served on the Board of Directors of UnionBanCal Corp.

ProLogis Committees: Audit, Board Governance and Nomination

Ms. Garvey has extensive experience in real estate investments, strategic planning, corporate finance, and legal issues and, through her service on audit committees of public companies, audit and accounting experience.

Lawrence V. Jackson.  Trustee since March 2008

Mr. Jackson, 56, is Chairman and Chief Executive Officer of SourceMark, LLC, a medical and surgical supply manufacturer and Senior Advisor with New Mountain Capital, LLC, a private equity fund. He was President and Chief Executive Officer, Global Procurement of Wal-Mart Stores, Inc. (Wal-Mart), an international retailer, from April 2006 to February 2007 and, prior to that role, he was Executive Vice President and Chief People Officer of Wal-Mart. He was President and Chief Operating Officer of Dollar General Stores, Inc., a discount retailer, from August 2003 to September 2004. He serves on the Board of Directors of Assurant Inc. and Constar International, Inc. Mr. Jackson previously served on the Board of Directors of RadioShock Corporation and Allied Waste Industries, Inc.

ProLogis Committees: Corporate Responsibility, Investment and Finance, Management Development and Compensation

Mr. Jackson has extensive experience in human capital, retail sales, procurement, and global operations.

Donald P. Jacobs.  Trustee since February 1996

Mr. Jacobs, 82, is the Gaylord Freeman Distinguished Professor of Banking and Dean Emeritus of the Kellogg School of Management and has been a member of its faculty since 1957. He serves on the Board of Directors of Terex Corporation. Mr. Jacobs previously served on the board of CDW Corporation.

ProLogis Committees: Investment and Finance (Chair), Audit

Mr. Jacobs brings a unique perspective to our board in the areas of corporate governance, economics, public policy, finance, and risk assessment.

Irving F. Lyons III.  Trustee since September 2009

Mr. Lyons, 60, has been a Principal with Lyons Asset Management, a private investment firm since January 2005. Mr. Lyons served as ProLogis’ Chief Investment Officer from 1997 to 2004 and also served as President from 1999 to 2001. He was with ProLogis in various capacities from 1996 until his retirement in 2004. Mr. Lyons previously served as a trustee of ProLogis from March 1996 to May 2006. He serves on the Board of Directors of BRE Properties, Inc. and Equinix, Inc.

ProLogis Committees: Investment and Finance

Mr. Lyons has extensive experience in real estate investments and management and his previous roles with ProLogis provide unique insight into our business model and strategy, as well as our operations and markets.

Walter C. Rakowich.  Trustee since November 2008

Mr. Rakowich, 52, has been Chief Executive Officer of ProLogis since November 2008. Mr. Rakowich was ProLogis’ President and Chief Operating Officer from January 2005 to November 2008, Chief Financial Officer from December 1998 to September 2005, and Managing Director from December 1998 to December 2004. Mr. Rakowich has been with ProLogis in various capacities since July 1994. Prior to joining ProLogis, Mr. Rakowich was a consultant to ProLogis in the area of due diligence and acquisitions from October 1993 to June 1994 and, prior thereto, he was a partner with Trammell Crow Company, a diversified commercial real estate company in North America. Mr. Rakowich served as a trustee of ProLogis from August 2004 to May 2008 and was reappointed as a trustee in November 2008.

ProLogis Committees: None

Mr. Rakowich’s day-to-day leadership of ProLogis provides our board of trustees with intimate knowledge of our business model and strategy, as well as our operations. Further, his previous role as our chief financial officer provides him with corporate finance and accounting expertise.

D. Michael Steuert.  Trustee since September 2003

Mr. Steuert, 61, has been Senior Vice President and Chief Financial Officer of Fluor Corporation, a publicly-traded engineering and construction firm, since 2001. He serves on the Board of Directors of Weyerhaeuser Corporation.

ProLogis Committees: Audit (Chair), Corporate Responsibility

Mr. Steuert has extensive experience in corporate finance, accounting, and strategic planning.

J. André Teixeira.  Trustee since February 1999

Mr. Teixeira, 57, is Vice President, International Research and Development, of Campbell Soup Company, a global manufacturer and marketer of convenience food products. Mr. Teixeira is a founding partner of, and was President of, eemPOK, a management consulting firm in Belgium, from January 2005 to January 2007, and was Chairman and Senior Partner with BBL Partners, a consulting and trading company in Russia, from January 2002 to July 2006. He was Vice President, Global Innovation and Development, of InBev, formerly Interbrew, a publicly traded brewer in Belgium, from February 2003 to October 2004, and, prior thereto, he was with The Coca-Cola Company, a global manufacturer, distributor and marketer of nonalcoholic beverages, in various capacities between 1978 and 2001 (including President, Coca-Cola Russia/Ukraine/Belarus).

ProLogis Committees: Corporate Responsibility (Chair), Board Governance and Nomination

Mr. Teixeira has extensive experience in international operations and relations, strategic planning, and sales and marketing.

Andrea M. Zulberti.  Trustee since May 2005

Ms. Zulberti, 58, retired in August 2003 as a Managing Director for Barclays Global Investors (BGI) (currently Blackrock Inc.), a global investment management firm. Ms. Zulberti held various positions at BGI starting in 1989 and was Head of Global Operations/Global Chief Administrative Officer from 2000 until her retirement.

ProLogis Committees: Management Development and Compensation (Chair), Audit, Investment and Finance

Ms. Zulberti has extensive experience in corporate finance, accounting, risk management, international operations, and strategic planning.

CORPORATE GOVERNANCE

ProLogis remains committed to furthering meaningful corporate governance practices and maintaining a business environment of uncompromising integrity. We continue to implement this commitment through, among other things, our governance policies and compliance with the Sarbanes-Oxley Act of 2002 and the rules of the New York Stock Exchange (NYSE). Our board has formalized several policies, procedures, and standards of corporate governance that are reflected in our governance guidelines. These governance guidelines, some of which we touch on below, can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of our governance guidelines can be obtained by any shareholder, free of charge, upon written request to Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239.

Trustee Independence.  We require that a majority of our board be independent in accordance with NYSE requirements. To determine whether a trustee is independent, the board must affirmatively determine that there is no direct or indirect material relationship between the company and the trustee. The board has determined that all of our trustees, other than Mr. Rakowich, are independent. The board reached its decision after reviewing trustee questionnaires, considering any transactions and relationships between us, our affiliates, members of our senior management and their affiliates, and each of the trustees, members of each trustee’s immediate family, and each trustee’s affiliates, and considering all other relevant facts and circumstances. The board has also determined that all members of the audit, management development and compensation, and board governance and nomination committees are independent in accordance with NYSE and SEC rules.

Leadership Structure.  Currently, we have split the roles of chairman of the board and chief executive officer. Our chairman of the board, Mr. Feinberg, is an outside trustee (meaning he is not an officer or employee of ProLogis). Our chief executive officer is Mr. Rakowich. The board believes that the current leadership structure is appropriate at this time based on the board’s understanding of corporate governance best practice. The board does not have a policy specifying a particular leadership structure as it believes that it should have the flexibility to choose the appropriate structure as circumstances change. Our outside trustees meet in regular executive sessions without management being present. The chair of these executive sessions is Mr. Feinberg. Since our chairman is an outside trustee, we do not have a lead trustee.

Board’s Role in Risk Oversight.  One of the board’s primary responsibilities, as provided in our governance guidelines, is to review the adequacy of the company’s systems for compliance with all applicable laws and regulations for safeguarding the company’s assets and for managing the major risks it faces. The board executes its responsibility for risk management directly and through its committees. The committees oversee risk matters associated with their respective areas of responsibility. The full board regularly considers risks relating to our strategic plan, our capital structure, and our significant investing activities. At least annually, the full board reviews the company’s risk identification, assessment and processes, and the guidelines and policies by which key risks are managed. The audit committee regularly considers major financial risk exposures and the steps taken to monitor and control such exposures, including our risk assessment and risk management policies. The audit committee also reviews risks associated with our financial accounting and reporting processes, litigation matters, and our compliance with legal and regulatory requirements. The investment and finance committee regularly considers risks associated with strategic investment issues and various financial and operating matters. The management development and compensation committee considers risks associated with our compensation policies and practices, management development, and retention. The board governance and nomination committee considers risks relating to governance matters. The committees advise the full board of their risk oversight and activities.

Communicating with Trustees.  You can communicate with any of the trustees, individually or as a group, by writing to them in care of Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239. All communications should prominently indicate on the outside of the envelope that they are intended for the full board, for outside trustees only, or for any particular group or member of the board. Each communication intended for the board and received by the secretary that is related to the operation of the company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. The outside trustees will be advised of any communications that were excluded through normal security procedures, and they will be made available to any outside trustee who wishes to review them.

Nominees for Trustee.  Our declaration of trust requires that our trustees be individuals who are at least 21 years old and not under any legal disability. There are no other minimum qualifications that the board governance and nomination committee believes must be met by a nominee. The committee considers a variety of factors in identifying potential candidates including, but not limited to, independence, integrity, business judgment, ethics, and ability and willingness to serve. The committee seeks nominees whose backgrounds and experiences will strengthen and enhance the board. The committee will consider candidates recommended by shareholders, trustees, officers, third-party search firms, employees, and others. The committee screens all potential candidates in the same manner regardless of the source of the recommendation. The committee may request interviews or additional information as it deems necessary, and will sometimes retain executive search firms on a fee basis to identify candidates for the board who are then screened following the same procedures as all other candidates. The committee reviews its recommendations for board candidates with the board, which in turn selects the final nominees. The committee and the board evaluate each current trustee in determining whether he or she should be nominated to stand for re-election under the same criteria discussed above along with the trustee’s individual contributions to the board during their term of service. The board does not have a formal policy concerning diversity with respect to trustee nominees but does consider the various factors noted above, as appropriate under the circumstances, in considering the nominees for the board.

Shareholder Recommended Nominees for Trustee.  Recommended nominees should be submitted to the committee following the same requirements as shareholder proposals generally and, like all proposals, must satisfy, and will be subject to, our bylaws and applicable SEC, NYSE, and Maryland rules and regulations. Submittals must contain the following information as to the shareholder giving notice and as to any Shareholder Associated Person (as defined below):

•	as to each person whom the shareholder proposes to nominate for election or re-election as a trustee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees, or is otherwise required, in each case pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, (Exchange Act), including each proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected;

•	as to any other business which the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made;

•	the name and address of the shareholder, as it appears on our books, and that of such Shareholder Associated Person;

•	the number of shares of each class of our shares which are owned beneficially and of record by such shareholder, the date such securities were acquired, and the investment intent of such acquisition;

•	whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement, or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss or to manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to any of our shares, and a general description of whether and the extent to which such shareholder or Shareholder Associated Person has engaged in such activities with respect to shares of stock or other equity interests of any other company;

•	to the extent known by the shareholder, the name and address of any other shareholder supporting the nominee for election or re-election to the board or the proposal of other business on the date of such shareholder’s notice;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting, if there is a meeting, to nominate the persons named in its notice or to bring other business proposed in its notice before the meeting; and

•	in the case of a nomination, a description of all arrangements or understanding between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder and any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of trustees pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

A Shareholder Associated Person means, with respect to any shareholder, any person controlling, directly or indirectly, or acting in concert with, such shareholder, any beneficial owner of our shares owned of record or beneficially by such shareholder, and any person controlling, controlled by, or under common control with such Shareholder Associated Person.

Shareholder recommendations for board candidates should be sent to the Board Governance and Nomination Committee in care of Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239. For more information on procedures for submitting nominees, see “Additional Information — Shareholder Proposals for Inclusion in Next Year’s Proxy Statement” and “Additional Information — Shareholder Nominations and Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting.”

Code of Ethics and Business Conduct.  We have adopted a code of ethics and business conduct that applies to all employees and trustees entitled “A Commitment to Excellence and Integrity”, which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of our code of ethics and business conduct can be obtained, free of charge, upon written request to Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239. Our code details the expected behavior of all employees in routinely applying our institutional and personal values of honesty, integrity, and fairness to everything we do at ProLogis. The code outlines in great detail the key principles of ethical conduct expected of ProLogis employees, officers, and trustees, including matters related to conflicts of interest, use of company resources, fair dealing, and financial reporting and disclosure. The code establishes formal procedures for reporting illegal or unethical behavior to the ethics administrator and permits employees to report on a confidential or anonymous basis if desired, any concerns about the company’s accounting, internal accounting controls, or auditing matters. Employees may contact the ethics administrator by e-mail, in writing, or by calling a toll-free telephone number. Any significant concerns are reported to the audit committee.

BOARD OF TRUSTEES AND COMMITTEES

Our board of trustees currently consists of 11 trustees, ten of whom are independent under the requirements of the NYSE listing rules. All of our current trustees, other than Mr. Zollars, are standing for re-election at the 2010 annual meeting of shareholders. The board held nine meetings in 2009, including telephonic meetings, and all of the trustees attended 75% or more of the board meetings during the periods they served. All of the trustees attended at least 75% of the meetings of the committees on which they served during the periods they served, except for Mr. Zollars who attended four of eight of the meetings of the management development and compensation committee. Each of the trustees attended at least 75% of the aggregate number of meetings of the board and the committees on which they served during the periods they served in 2009, except for Mr. Zollars who attended 14 of the 20 applicable meetings. Each trustee standing for election in 2010 is expected to attend the annual meeting of shareholders, either in person or telephonically, absent cause, and all trustees attended the annual meeting last year, in person or telephonically.

The five standing committees of the board are: audit committee, board governance and nomination committee, management development and compensation committee, investment and finance committee, and corporate responsibility committee. These committees make regular reports to the board of trustees.

Audit Committee.  The members of the audit committee are trustees Steuert, who chairs the committee, Fotiades, Garvey, Jacobs, and Zulberti, each of whom is independent under the rules of the NYSE. This committee’s purpose is to be an informed, vigilant, and effective overseer of our financial accounting and reporting processes. This committee is directly responsible for the appointment, compensation, and oversight of our public accountants. Further, the committee monitors: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our public accountant’s qualifications and independence; and (iv) the performance of our internal audit function and public accountants. This committee also reviews the adequacy of its charter on an annual basis. The board has determined that all members of the audit committee are financially literate and that Mr. Steuert qualifies as an audit committee financial expert within the meaning of the SEC regulations. There were eight meetings of this committee in 2009. The committee’s report appears below under “Audit Committee Report.” The audit committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of the committee’s charter can be obtained by any shareholder, free of charge, upon written request to Edward. S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239.

Board Governance and Nomination Committee.  The members of the board governance and nomination committee are trustees Fotiades, who chairs the committee, Garvey, Teixeira, and Zollars, each of whom is independent under the rules of the NYSE. This committee’s purpose is to: (i) review and make recommendations to the board on board organization and succession matters; (ii) assist the full board in evaluating the effectiveness of the board and its committees, including, without limitation, evaluating the process used by the management development and compensation committee to evaluate the performance of the chief executive officer; (iii) review and make recommendations for committee appointments to the board; (iv) identify individuals qualified to become board members and propose to the board a slate of nominees for election to the board; (v) assess and make recommendations to the board on corporate governance matters; and (vi) develop and recommend to the board a set of corporate governance principles applicable to the company. This committee also reviews the adequacy of its charter on an annual basis. There were three meetings of this committee in 2009. The board governance and nomination committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of the committee’s charter can be obtained by any shareholder, free of charge, upon written request to Edward. S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239.

Management Development and Compensation Committee.  The members of the management development and compensation committee, which we typically refer to as our “compensation committee,” are trustees Zulberti, who chairs the committee, Feinberg, Jackson, and Zollars, each of whom is independent under the rules of the NYSE. This committee’s purpose is to discharge the board’s responsibilities relating to compensation of our executives and produce an annual report on executive compensation. The compensation committee is responsible for: (i) reviewing and recommending to the board corporate goals and objectives relative to the compensation of our chief executive officer; (ii) evaluating the chief executive officer’s performance in light of those goals and objectives, and setting the chief executive officer’s compensation level based on this evaluation, including incentive and equity-based plans; (iii) setting the amount and form of compensation for the senior executive officers; (iv) making recommendations to the board on general compensation practices, including incentive and equity-based plans, and adopting, administering, and making awards under annual and long-term incentive compensation and equity based plans, and reviewing and monitoring awards under such plans; (v) retaining and terminating a compensation consulting firm for which the committee has sole authority, including sole authority to approve the firm’s fees and other retention terms; (vi) reviewing and assessing the adequacy of its charter on an annual basis in light of current circumstances and changes in regulations and recommending any proposed changes to the charter for the board’s approval; (vii) confirming that relevant reports are made to the board or in periodic filings as required by governing rules and regulations of the SEC and the NYSE; (viii) participating in succession planning for key executives; and (ix) forming and delegating authority to subcommittees when deemed appropriate. There were eight meetings of this committee in 2009. The compensation committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of the committee’s charter can be obtained by any shareholder, free of charge, upon written request to Edward. S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239.

Our chief executive officer also reports regularly to the compensation committee on our management development activities. The compensation committee has retained the independent compensation consultant Frederic W. Cook & Co., Inc. (FW Cook) to assist the committee in assessing our compensation programs for senior officers. FW Cook does not advise management, receives no compensation from the company other than for its work in advising the compensation committee, and maintains no other economic relationships with the company. FW Cook conducts a comprehensive competitive review of the compensation program for the company’s senior officers, in terms of both structure and magnitude. The compensation committee uses the review to assist it in making compensation recommendations to the board. Our chief executive officer makes separate recommendations to the compensation committee concerning the form and amount of the compensation for our senior officers (excluding his own compensation). The committee’s report appears under “Compensation Matters — Compensation Committee Report.” Please also see “Compensation Matters — Compensation Discussion and Analysis” for additional information about, and the processes and procedures for determining, executive officer compensation.

Compensation Committee Interlocks and Insider Participation.  No member of the compensation committee: (i) was, during the year ended December 31, 2009, or had previously been, an officer or employee of the company or (ii) had any material interest in a transaction with the company or a business relationship with, or any indebtedness to, the company. No interlocking relationships existed during the year ended December 31, 2009, between any member of the board or the compensation committee and an executive officer of the company.

Investment and Finance Committee.  The members of the investment and finance committee are trustees Jacobs, who chairs the committee, Feinberg, Fotiades, Jackson, Lyons, and Zulberti. This committee’s purpose is to: (i) discharge the board’s responsibilities relating to strategic investment issues; (ii) increase discussion and analysis of our largest investments; (iii) further the discussion regarding our investment environment around the world; and (iv) review and make recommendations to the board and management about our financial affairs and operations. This committee also approves certain significant acquisitions, dispositions, and other investment decisions, periodically reviews significant investment risk metrics, and provides guidance to the board and management with respect to: (i) capital structure; (ii) capital and debt issuances, purchases, and restructurings; (iii) financial strategies and activities; and (iv) other transactions and financial issues as necessary. This committee reviews and assesses its charter on an annual basis. There were four meetings of this committee in 2009. The investment and finance committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm.

Corporate Responsibility Committee.  The members of the corporate responsibility committee are trustees Teixeira, who chairs the committee, Jackson, and Steuert. This committee’s purpose is to provide assistance to the board in reviewing and approving the company’s activities, goals, and policies concerning environmental stewardship and social responsibility matters. The committee is also responsible for reviewing and assessing its charter periodically. There were two meetings of this committee in 2009. The corporate responsibility committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm.

INFORMATION RELATING TO TRUSTEES, NOMINEES,
AND EXECUTIVE OFFICERS

•  Common Shares Beneficially Owned

The following table shows the number of our common shares beneficially owned, as of March 16, 2010 (or such other date indicated in the footnotes below), by each person known to us to be the beneficial owner of five percent or more, in the aggregate, of our outstanding common shares.

	Amount of Shares
Name and Address	Beneficially Owned	% of Shares
FMR LLC(1)(2)	46,320,252	9.78%
82 Devonshire Street
Boston, MA 02109
The Vanguard Group, Inc.(2)(3)	43,620,799	9.21%
100 Vanguard Blvd.
Malvern, PA 19355
Cohen & Steers, Inc.(2)(4)	41,346,514	8.74%
280 Park Avenue
10(th) Floor
New York, NY 10017
Blackrock, Inc.(2)(5)	37,904,300	8.01%
40 East 52nd Street
New York, NY 10022

(1) Information regarding beneficial ownership of our common shares by FMR LLC and certain related entities is included herein based on a Schedule 13G filed with the SEC on February 16, 2010, relating to such shares beneficially owned as of December 31, 2009. Such report provides that: (i) FMR LLC, an investment advisor, is beneficial owner of 40,042,212 of such common shares and with Edward C. Johnson III each have sole dispositive power with respect to the common shares beneficially owned by FMR LLC; neither FMR LLC nor Mr. Johnson has sole power to vote or direct the voting of these shares; (ii) Pyramis Global Advisors Trust Company (PGATC) is the beneficial owner of 2,342,616 of such common shares and FMR LLC and Mr. Johnson, through their control of PGATC, each have sole power to vote or to direct the voting and sole dispositive power with respect to the common shares beneficially owned by PGATC; (iii) FIL Limited is the beneficial owner and has sole dispositive power with respect 3,527,880 of such common shares and has sole power to vote or direct the voting with respect to 3,494,300 of such common shares; and (iv) Pyramis Global Advisors, LLC (PGA LLC) is beneficial owner of 407,344 of such common shares and FMR LLC and Mr. Johnson, through their control of PGA LLC, each have sole power to vote or direct the voting and sole dispositive power with respect to the common shares beneficially owned by PGA LLC.

(2) Entities included in the Schedule 13G filing have represented that the common shares reported were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of ProLogis and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

(3) Information regarding beneficial ownership of our common shares by The Vanguard Group, Inc. (Vanguard) and Vanguard Fiduciary Trust Company (VFTC), a wholly-owned subsidiary of Vanguard, is included herein based on a Schedule 13G/A filed with the SEC on February 4, 2010, relating to such shares beneficially owned as of December 31, 2009. Such report provides that: (i) Vanguard is beneficial owner and has sole dispositive power with respect to 42,944,828 of such common shares and has sole power to vote or direct the vote with respect to 755,980 of such common shares and (ii) VFTC is beneficial owner and has shared dispositive power and directs the vote with respect of 675,971 of such common shares.

(4) Information regarding beneficial ownership of our common shares by entities related to Cohen & Steers, Inc. is included herein based on a Schedule 13G filed with the SEC on February 12, 2010, relating to such shares beneficially owned as of December 31, 2009. Such report provides that: (i) Cohen & Steers Capital Management, Inc. is beneficial owner and has sole dispositive power with respect to 40,456,139 of such common shares and has sole voting power with respect to 33,604,864 of such common shares and (ii) Cohen & Steers Europe S.A. is beneficial owner and has sole dispositive power with respect to 890,375 of such common shares and sole voting power with respect to 410,530 of such common shares.

(5) Information regarding beneficial ownership of our common shares by Blackrock, Inc. (Blackrock) is included herein based on a Schedule 13G filed with the SEC on January 29, 2010, relating to such shares beneficially owned as of December 31, 2009. Such report provides that Blackrock is beneficial owner and has sole power to vote or direct the vote and sole power to dispose or direct the disposition with respect to all of such common shares. On December 1, 2009 Blackrock completed the acquisition of Barclays Global Investors NA and, as a result, substantially all of the subsidiaries of Barclays Global Investors NA are now included as subsidiaries of Blackrock for purposes of Schedule 13G filings.

The following table shows the number of our common shares beneficially owned, as of March 16, 2010, by: (i) our chief executive officer; (ii) our chief financial officer; (iii) our other named executive officers; (iv) each of our trustees; and (v) our trustees and all of our executive officers as a group.

	Shares Beneficially Owned
		Shares That May
	Shares Owned as	Be Acquired by
	of March 16,	May 16,	Total Beneficial
Name(1)	2010(2)	2010(3)	Ownership	% of Shares
Named Executive Officers:
Walter C. Rakowich(4)	443,203	497,481	940,684	(5)
Ted R. Antenucci	107,374	126,288	233,662	(5)
William E. Sullivan	116,233	71,046	187,279	(5)
Edward S. Nekritz	120,359	216,884	337,243	(5)
Trustees:
Stephen L. Feinberg(6)	179,552	15,676	195,228	(5)
George L. Fotiades	33,219	10,000	43,219	(5)
Christine N. Garvey	15,862	10,000	25,862	(5)
Lawrence V. Jackson	—	—	—	(5)
Donald P. Jacobs	14,659	25,676	40,335	(5)
Irving F. Lyons, III(7)	231,588	162,092	393,680	(5)
D. Michael Steuert	—	10,000	10,000	(5)
J. André Teixeira	25,385	8,251	33,636	(5)
William D. Zollars	—	10,000	10,000	(5)
Andrea M. Zulberti(8)	1,000	10,000	11,000	(5)

All trustees and executive officers as a group (14 total)	1,288,434	1,173,394	2,461,828	0.5%

(1) The principal address of each person is: c/o ProLogis, 4545 Airport Way, Denver, Colorado 80239.

(2) This column includes common shares beneficially owned directly or indirectly, including vested common shares owned through our 401(k) Plan, but excluding common shares that may be acquired within 60 days. Unless indicated otherwise, all interests are owned directly, and the indicated person has sole voting and investment power.

(3) This column includes common shares that may be acquired within 60 days through the exercise of vested, non-voting options to purchase our common shares and through scheduled vesting of restricted share units and associated dividend equivalent units (DEUs). Unless indicated otherwise, all interests are owned directly and the indicated person will have sole voting and investment power upon receipt.

This column does not include vested, non-voting equity awards or other common shares, receipt of which has been deferred at the election of the executive officer or the trustee, as these awards cannot be distributed within 60 days. Our executive officers have not deferred any such equity awards as of March 16, 2010. The vested, non-voting equity awards or other common shares not included for each trustee (consisting of deferred share units and associated accrued DEUs and common shares deferred under the trustees’ deferred fee plan (see “Compensation Matters — Trustee Compensation for Fiscal Year 2009”)) are:

•	Mr. Feinberg	62,870
•	Mr. Fotiades	42,626
•	Ms. Garvey	13,562
•	Mr. Jackson	22,737
•	Mr. Jacobs	54,080
•	Mr. Lyons	2,133
•	Mr. Steuert	36,305
•	Mr. Teixeira	17,233
•	Mr. Zollars	30,160
•	Ms. Zulberti	32,097

(4) The common shares beneficially owned by Mr. Rakowich include: (i) 437,142 common shares held in a trust for Mr. Rakowich’s family of which Mr. Rakowich is a trustee and a beneficiary; (ii) 872 common shares owned by Mr. Rakowich’s children; (iii) 504 common shares held in a trust in which Mr. Rakowich is trustee and for which he disclaims beneficial ownership; and (iv) 549 common shares held in a trust for Mr. Rakowich’s family for which he disclaims beneficial ownership.

(5) The percent is less than 1% of the total common shares outstanding.

(6) The common shares beneficially owned by Mr. Feinberg include: (i) 50,000 common shares owned by Dorsar Partners, LP of which Mr. Feinberg may be deemed to share voting and investment power; (ii) 40,000 common shares owned by Dorsar Investment Company of which Mr. Feinberg may be deemed to share voting and investment power; and (iii) 12,000 common shares in two trusts, one in which Mr. Feinberg is a beneficiary and one in which he is trustee and a relative is the beneficiary.

(7) The common shares beneficially owned by Mr. Lyons include 226,613 shares which are issuable upon exchange of limited partnership units. The limited partnership interest is explained further below under “Certain Relationships and Related Transactions.”

(8) The common shares beneficially owned by Ms. Zulberti are held in a trust for which Ms. Zulberti shares voting and investment power.

•  Certain Relationships and Related Transactions

Related Parties Transaction Policy.  We recognize that transactions between us and related parties can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than our best interests and the best interests of our shareholders. Related parties may include our trustees, executives, significant shareholders, and immediate family members and affiliates of such persons.

Several provisions of our code of ethics and business conduct are intended to help us avoid the conflicts and other issues that may arise in transactions between us and related parties, including the following:

•	employees will not engage in conduct or activity that may raise questions as to the company’s honesty, impartiality, or reputation or otherwise cause embarrassment to the company;

•	employees shall not hold financial interests that conflict with or leave the appearance of conflicting with the performance of their assigned duties;

•	employees shall act impartially and not give undue preferential treatment to any private organization or individual; and

•	employees should avoid actual conflicts or the appearance of conflicts of interest.

Our code may be amended, modified, or waived by our board or the board governance and nomination committee, subject to the disclosure requirements and other provisions of the rules and regulations of the SEC and the NYSE. We have never waived the application of our code and have no intention to do so.

In addition, our declaration of trust provides that any transaction between the company and any trustee or any affiliates of any trustee must be approved by a majority of the trustees not interested in the transaction. Also, our written governance guidelines state that one of the primary responsibilities of our board is to review the adequacy of the company’s systems for safeguarding the company’s assets.

Although we do not have detailed written procedures concerning the waiver of the application of our code of ethics and business conduct or the review and approval of transactions with trustees or their affiliates, our trustees would consider all relevant facts and circumstances in considering any such waiver or review and approval, including:

•	whether the transaction is in, or not inconsistent with, the best interests of the company and its shareholders;

•	the terms of the transaction and the terms of similar transactions available to unrelated parties or employees generally;

•	the availability of other sources for comparable products or services;

•	the benefits to the company;

•	the impact on the trustee’s independence, if the transaction is with a trustee or an affiliate of a trustee; and

•	the possibility that the transaction may raise questions about the company’s honesty, impartiality, or reputation.

Relationship with Mr. Lyons.  In 1993, we acquired an industrial real estate portfolio from entities in which Mr. Lyons was an owner and principal officer. The transaction was negotiated at arm’s length before we became affiliated with him. As a result of the transaction, Mr. Lyons, through entities in which he has ownership interests, acquired an ownership interest in ProLogis Limited Partnership-I (the entity formed to own the acquired real estate assets). Mr. Lyons’ indirect interest is 1.6% as of December 31, 2009 (equal to 226,613 units which are exchangeable for 226,613 ProLogis common shares). ProLogis Limited Partnership-I currently has $26.4 million of secured loans with a third-party lender. Mr. Lyons and other limited partners of ProLogis Limited Partnership-I entered into an agreement in 2003 to guarantee up to $25 million of these secured loans. The guaranty was not required by ProLogis, nor did it affect ProLogis, but was entered into for reasons personal to Mr. Lyons and the other limited partners. The board believes that this relationship is consistent with our related parties transaction policy discussed above.

COMPENSATION MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes for our shareholders our material compensation policies and practices generally, as well as their application to the compensation awards and decisions made with respect to 2009 for our named executive officers. Our named executive officers for 2009 are: Walter C. Rakowich, chief executive officer, Ted R. Antenucci, president and chief investment officer, William E. Sullivan, chief financial officer, and Edward S. Nekritz, general counsel, head of global strategic risk management, and secretary.

This discussion should be read in conjunction with the other compensation information presented in this proxy statement, specifically the tables and narratives that follow. While the following discussion primarily focuses on the 2009 information that is presented in the accompanying tables and narratives, it also addresses decisions that were taken in other periods to the extent that these decisions are relevant to the full understanding of the compensation decisions for 2009.

•  Compensation Philosophy

Our compensation philosophy is to:

•	provide the level of total compensation necessary to attract, retain, and motivate highly competent executives upon whose judgment, initiative, leadership, and continued efforts our success depends;

•	reinforce strategic performance objectives through the use of incentive compensation programs, including both cash and equity components;

•	align the interests of our executives and our shareholders through compensation structures that, we believe, promote the appropriate balance between rewards and risks of strategic decision-making;

•	provide our executives with a compensation program that is equitable and internally consistent, as well as being competitive with the market; and

•	encourage executives to make long-term career commitments to us and our shareholders.

Although portions of our compensation program are performance-based, we do not believe that our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the company.

Generally, our compensation program employs common elements across our senior management team, including our named executive officers. Differentiation is achieved primarily by the size of the award rather than by the type of award. This approach aligns the objectives of senior management while providing a fair and transparent program that can be easily understood across management levels. Our compensation structure is straightforward and primarily consists of a cash component (base salary and target cash bonus) and a long-term equity component. Additionally, our compensation program includes certain benefits (broad-based, senior level, and change in control). We do not maintain a post-retirement benefit plan for executives but we do have a 401(k) Plan and deferred compensation plans. We do not generally enter into employment agreements, other than change in control or executive protection agreements, with executives and currently we have employment agreements in place with only Mr. Rakowich, our chief executive officer, and Mr. Antenucci, our president and chief investment officer. The employment agreements are described in more detail in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2009 table and certain provisions of the employment and executive protection agreements are described under “— Potential Payments Upon Termination or Change in Control.”

•  Compensation Administration

Our compensation committee administers our executive compensation program. On an annual basis, the compensation committee reviews the elements of compensation for our executive officers, including our named executive officers, which includes an evaluation of the program’s effectiveness with respect to our ability to hire, retain, and motivate key employees, as well as through our ability to create long-term shareholder value.

Generally, this review involves input from the independent compensation consultant retained by the committee, as well as advice from our chief executive officer (except with respect to his own compensation) and certain members of management.

The compensation committee periodically reviews the performance of its independent compensation consultant and undertook such a review in 2009. As part of this process, the committee interviewed several independent compensation consulting firms, including its current compensation consultant, FW Cook. After completing the review process, the committee decided to retain FW Cook as its independent compensation consultant to assist in assessing our compensation programs for all senior officers, including the named executive officers. FW Cook does not advise management, receives no compensation from the company other than for its work in advising the compensation committee, and maintains no other economic relationships with the company. After hiring FW Cook, the compensation committee authorized them to, in addition to the annual competitive review, perform a comprehensive review of our compensation policies, including a thorough review of our pay structures and processes. This comprehensive review is on-going, however, several recommendations were incorporated into the compensation decisions for 2009. These include changes to the comparison group and a move to incorporate more objective performance measures, while maintaining discretion in the compensation decision-making process. As the company’s long-term strategy continues to evolve, the compensation committee will be refining their processes further to adapt to this strategy and expects that, in the future, the process will further incorporate objective performance measurements.

•  Components of Compensation for Named Executive Officers

Compensation comprises these components: base salary, cash bonus, long-term equity awards, and benefits (broad-based, senior level and change in control). Each element is described in more detail below with respect to the purpose, payment terms, criteria for award, and eligibility.

•	Base Salary

•	Provides the basic level of annual compensation.

•	Levels based on ongoing individual performance.

•	Consists of bi-weekly fixed cash payments.

•	Available to all employees.

•	Cash Bonus

•	Variable component of compensation (target level is set annually).

•	Final award is based on performance versus previously determined company and individual performance goals and objectives.

•	Intended to motivate and reward executives for company and individual performance.

•	Annual cash payment, generally in February for the preceding completed fiscal year.

•	Available to all officers, as well as to certain other employees based on position.

•	Long-term Equity Awards

•	Provide long-term incentives to employees through annual grants with a varying mix of award types.

•	Restricted share units — award level is set annually.

•	Performance-based awards — target level of award is set annually with the ability to earn a percentage of the target based on performance versus previously determined company and individual performance goals and objectives.

•	Intended to motivate and reward executives for contribution toward achievement of our long-term objectives and individual performance. Also used for retention.

•	Equity awards are generally paid in shares under vesting provisions that are contingent on continued employment; awards earn cash dividends or dividend equivalent units while outstanding.

•	Generally available to all officers, as well as to certain other employees based on position.

•	In addition to annual grants, long-term equity awards may be granted for special purposes in connection with recruitment efforts, for retention purposes, or to incentivize key employees with vesting terms designed to meet underlying objectives.

•	Specific terms of the long-term equity awards currently outstanding are provided in the narrative that follows the Grants of Plan-Based Awards for 2009 table.

•	Benefits

•	Broad-based:

•	Various benefit plans providing health and financial protection to employees.

•	Health benefits with costs shared by us and the employee.

•	Insurance (life insurance, accidental death and dismemberment insurance and disability insurance) with costs shared by us and the employee or paid solely by the employee.

•	Matching contributions to the 401(k) Plan in common shares (50 cents for every dollar contributed by employee up to 6% of the employee’s annual compensation).

•	Available for all employees scheduled to work at least 20 hours per week.

•	Senior level:

•	Benefits provided to allow us to be competitive in attracting, retaining, and motivating high-quality, competent executives:

•	Deferred compensation plans — details provided in the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2009 table.

•	Perquisites and personal benefits — includes, generally, an annual health examination, airline club memberships, and home office equipment and supplies. See additional information under “— Summary Compensation Table for Fiscal Year 2009.”

•	Relocation benefits — offered to encourage certain executives to accept employment with us and/or relocate based on job requirements after joining the company. See additional information with respect to relocation benefits provided to Mr. Sullivan in 2007 under “— Summary Compensation Table for Fiscal Year 2009.”

•	Change in control:

•	Benefits provided upon loss of, or change in, employment following a change in control (involuntary termination without cause or voluntary termination for good reason (constructive discharge)); which, in addition to providing a fair and reasonable severance in connection with a change in control, serves the best interests of the shareholder by:

•	providing for continuity of the executives’ services during a threatened or actual change in control, as well as providing for the executives’ best efforts over a change in control period; and

•	increasing the objectivity of the executives in analyzing a proposed change in control and advising the board whether such a proposal is in the best interests of the company and its shareholders.

•	Cash payments — generally determined by applying a factor to salary and/or target cash bonus levels based on employment or executive protection agreements.

•	Accelerated vesting of unvested awards available to named executive officers and other participants in the ProLogis 2006 Long-Term Incentive Plan (the Plan).

•	Double-trigger structure — benefits are only received after a change in control if the executive is impacted by the event either through a modification in employment terms (constructive discharge)

or through the loss of employment (involuntary termination without cause). See also “— Potential Payments Upon Termination or Change in Control.”

•	Potential payments under a change in control did not materially affect decisions concerning other compensation elements.

Other Components of Compensation Program

Recoupment Policy.  Our board has adopted a recoupment policy which provides that, in the event of a substantial restatement of our previously issued financial statements, a review will be undertaken by the board of performance-based compensation awarded to executive and certain other officers that was attributable to our financial performance during the time periods restated. The board will determine whether the restated results would have resulted in the same performance-based compensation for such officers. If not, the board will consider: (i) whether the restatement was the result of error or misconduct; (ii) the amount of additional compensation paid to the relevant officers as a result of the previously issued financial statements; (iii) the best interests of the company in the circumstances; and (iv) any other relevant facts or circumstances the board deems appropriate for consideration. If the board determines that an executive or other officer was improperly compensated and that it is in our best interests to recover or cancel such compensation, the board will pursue all reasonable legal remedies to recover or cancel such performance based compensation. The policy further provides that if the board learns of any misconduct by an executive officer or certain other officers that caused the restatement, the board shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer. Such punishment by the board could include dismissal, legal action for breach of fiduciary duty, or such other action to enforce the executive’s or other officer’s obligations to us as may fit the facts surrounding the particular case. In determining the appropriate punishment, the board may take into account punishments imposed by third parties and the board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such third parties. Mr. Rakowich’s employment agreement also contains provisions with respect to recovery of amounts earned by him to the extent that the amount earned was based on satisfaction of goals and objectives that were impacted by a financial statement restatement or modification. See further discussion of Mr. Rakowich’s employment agreement in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2009 table.

Share Ownership Guidelines.  In December 2008, in light of the then current global economic conditions and recent market prices of our common shares, the board suspended certain requirements of the share ownership guidelines applicable to both executives and trustees. This suspension remained in effect until February 2010 (for executives) and March 2010 (for trustees), when the board reinstated all of the guidelines with certain changes. The current guidelines are applicable for the named executive officers, certain other executives, and trustees. The guidelines require each executive to maintain an ownership level in our common shares equal to a multiple of his or her base salary (five times base salary for Mr. Rakowich and three times base salary for Messrs. Antenucci, Sullivan, and Nekritz). Further, the guidelines require trustees to maintain an ownership level in our common shares equal to five times their annual retainer (an aggregate of $250,000 for 2010). Shares counted under the guidelines for executives include common shares owned outright, vested and unvested restricted share units, vested and unvested performance share awards that have been earned after the completion of the performance period, vested dividend equivalent units, vested common shares in the 401(k) Plan and nonqualified deferred compensation plan, and operating partnership units. Once the value prescribed in the ownership guidelines has been met by an executive, the number of shares required to meet the guidelines at that point in time will be computed and will be fixed as the “required share count” for meeting the guidelines in future periods. Until such time as the guidelines are met, we will require the executive to hold 50% of the net profit shares from any award distributions under the Plan (net profit shares are the shares remaining after shares are withheld to pay the exercise price and/or taxes due by the executive). The share ownership guidelines applicable to our trustees are also discussed in the narrative discussion that follows the Trustee Compensation for Fiscal Year 2009 table.

The hedging policy portion of the previous guidelines have remained in effect and were not changed. Specifically, our trustees and named executive officers are prohibited from hedging the economic risk associated with common shares held in compliance with our share ownership guidelines.

Risk Mitigation.  We do not believe that our compensation policies and practices encourage our named executive officers or any of our other employees to take inappropriate or excessive risks. In addition, elements in our compensation program serve to mitigate excessive risk taking — for example, our recoupment policy and our share ownership guidelines (both described above). Furthermore, we believe that the reviews and other processes performed by our investment and finance committee and the internal management controls, which include a series of checks and balances with respect to the commitment of capital, further ensure that excessive risk taking is not undertaken.

•  Compensation Committee’s Process

The compensation committee is responsible for, among other things, reviewing the performance of our chief executive officer and determining the compensation of our named executive officers. In determining compensation, the compensation committee: (i) considers market compensation levels for similarly situated executives as a frame of reference for its analysis, as confirmed by FW Cook; (ii) generally believes that the compensation for the named executive officers as compared with the market should reflect the scope and characteristics of our operations, as well as specific challenges present at our company; and (iii) generally believes that a larger portion of total compensation should consist of long-term equity incentive compensation as an executive’s level of responsibility increases because this compensation mix promotes a closer alignment of long-term interests between the named executive officers and shareholders. In determining the compensation payable to our named executive officers, the compensation committee evaluates all factors that it deems relevant, in light of the company’s compensation philosophy that is discussed above under “— Compensation Philosophy.” The material factors considered for 2009 included:

•	performance with respect to pre-established company and individual goals and objectives;

•	external market factors and unforeseen issues during the year in relation to the previously established goals and objectives;

•	the compensation practices of certain comparison companies;

•	the competitive review of our compensation program for our named executive officers prepared by FW Cook; and

•	our chief executive officer’s recommendations concerning compensation (excluding his own compensation).

Other significant factors considered by the compensation committee in determining individual compensation levels for our executives for 2009 included:

•	the nature and scope of each executive officer’s responsibilities and the ability of the executive officer to adapt to the changing market dynamics brought about by the current economic environment;

•	the specific skills and talents of each executive;

•	the executive officer’s contributions toward the overall company performance goals and objectives;

•	the effectiveness of each individual executive officer and such officers as a group in promoting the long-term interests of our shareholders;

•	the success of the executive officer within his or her primary areas of responsibility, including performance against pre-established individual performance goals and objectives;

•	the executive officer’s demonstrated focus on promoting integrity, leadership, and positive management behavior within the company; and

•	specific terms of employment agreements with Mr. Rakowich and Mr. Antenucci.

The compensation committee also considers the amount and mix of compensation payable to the company’s other executives when it determines appropriate compensation for a specific individual. All factors are considered as a whole without specific weighting of individual factors. The compensation committee did not rely on formulas in determining compensation for 2009.

FW Cook’s comparisons and related reports provide the competitive information for similarly situated executives at the comparison group companies (described below) that the compensation committee uses as a frame of reference for its analysis. Such comparisons are not the sole factor in any compensation decisions. The compensation committee does not specifically target any compensation amounts for our named executive officers to the compensation practices of the comparison group companies.

In addition, the compensation committee reviews and discusses our chief executive officer’s recommendations concerning compensation (excluding his own compensation) and his opinions concerning the performance of the company and our executive and senior officers (excluding his own performance). Our chief executive officer attends certain of the meetings of the compensation committee at which compensation matters (excluding his own compensation) are discussed. He also reviews portions of the report prepared by FW Cook and has the ability to discuss such report with both the consultant and the committee. Our chief executive officer’s compensation recommendations and performance opinions are among the factors considered by the compensation committee in determining the amount and mix of compensation for the executive and senior officers, but are not the sole factor in any compensation decisions.

Competitive Review by Independent Compensation Consultant

For consideration by the compensation committee, FW Cook conducted a comprehensive competitive review of the compensation program for the named executive officers, in terms of both structure and magnitude. This review, as it has in the past, included comparisons against a group of public real estate investment trusts that compete with us for investor capital, business, and executive talent (including the services of our named executive officers).

Our compensation committee periodically evaluates the appropriate companies to include in the comparison group. As such, certain changes to the composition of the comparison group were made for the 2009 analysis. In determining the appropriate comparison group companies for 2009, the compensation committee and FW Cook specifically reviewed data on funds from operations (direct and from property funds), total assets, real estate assets owned and managed, market capitalization, enterprise value, total shareholder return, and geographic coverage (as measured by countries, states, and markets). While reviewing the data provided by FW Cook, the compensation committee noted that when taken as a whole, our size, breadth, business complexity, and geographic reach, were substantially greater than that of the companies that made up the comparison group. These significant differences were considered by the compensation committee when evaluating the comparison group compensation practices and structures as compared to our practices and structures. The comparison group companies for 2009 consisted of AMB Property Corporation, Apartment Investment and Management Company, AvalonBay Communities, Inc., Boston Properties, Inc., Developers Diversified Realty Corporation, Duke Realty Corporation, Equity Residential, HCP, Inc., Host Hotels & Resorts Inc., Kimco Realty Corporation, The Macerich Company, Plum Creek Timber Company, Inc., Public Storage, Inc, Simon Property Group, Inc., SL Green, Ventas, Inc., and Vornado Realty Trust.

In the competitive review, the total compensation of our named executive officers was compared with the total compensation of similar positions in the comparison group or to the named executive officers of the comparison group companies if similar positions were not identifiable. Such comparison group information was publicly available with respect to all 17 comparison companies with respect to the chief executive officer and chief financial officer positions. Comparison group information was publicly available to FW Cook with respect to 13 companies for the position of chief investment officer and nine companies for the position of general counsel. The competitive review also analyzed other aspects of competitive compensation practices including: (i) executive and non-employee trustee/director stock ownership guidelines; (ii) aggregate potential share dilution associated with potential equity awards; (iii) aggregate annual share usage associated with potential equity awards; and (vi) aggregate annual shareholder value transfer (the aggregate annual grant value of long-term incentives as a percentage of market capitalization) associated with potential equity awards.

2009 Compensation Decisions

The compensation decisions with respect to our named executive officers for 2009 are described below. These decisions were reached by the committee after reviewing and discussing FW Cook’s findings and in light of the other factors described below. The compensation committee has concluded that these decisions are consistent with our compensation philosophy and such decisions and conclusions were subsequently reviewed and discussed with the full board.

The compensation committee determines the amount and mix of cash and equity compensation each year based on the achievement of strategic goals and objectives for the company. We, like most companies, were impacted by the pervasive and fundamental disruptions of the global financial markets, primarily beginning late in the third quarter of 2008. Further, we experienced a significant decline in our common share price during the latter part of 2008. In addition, in November 2008 our then chief executive officer resigned and Mr. Rakowich was subsequently appointed to that position. In response to market conditions, we modified our business strategy to limit our development activities to focus on our core business of owning and managing industrial properties. The narrowing of our focus was necessary to allow management to take the appropriate steps toward reducing our debt and enhancing our liquidity and cash flow. The modified business strategy was the basis for the company and individual performance goals and objectives established for 2009.

Specifically, the determination of earned performance share awards (PSAs) and the earned cash bonus awards for 2009 were based in part on these company and individual goals and objectives for the performance period ended on December 31, 2009:

•	de-leverage the balance sheet by $2 billion from September 30, 2008 through December 31, 2009;

•	de-risk the balance sheet through renegotiation of our global line of credit, and other actions with respect to 2009 corporate and property fund debt maturities;

•	reduce risk in our operating portfolio through increased leasing of the development pipeline and/or reduction in the size of the development pipeline, and reduced business expenditures (land/turnover costs/capital expenditures and general and administrative costs), including reducing our gross general and administrative expense by 20% to 25%;

•	achieve goals and objectives with respect to certain of our joint venture and property fund investments; and

•	reorganize senior management, including compensation structure, responsibilities, and accountability.

As noted above, the company goals and objectives for 2009 were related to repositioning the company’s business strategy and enhancing its liquidity and cash flow. Individual goals and objectives for 2009 related to each named executive officer’s responsibilities toward meeting the overall company goals and objectives and reflected their expected participation in the achievement of the overall company goals and objectives. The named executive officers’ individual goals and objectives for 2009 included:

•	Mr. Rakowich — providing guidance with respect to the establishment of the company goals and objectives and leadership and oversight to other members of the management team with respect to their achievement of these goals and objectives.

•	Mr. Antenucci — leading the efforts with respect to the goals established for certain of our joint venture and property fund investments; overseeing the de-risking of the development pipeline; completing certain organizational changes within his area of responsibility; and a shifting of focus from development activities to leasing activities.

•	Mr. Sullivan — leading de-leveraging activities including restructuring of the global line of credit and other borrowing arrangements to address our near-term debt maturities and leading efforts to simplify and solidify our various debt covenants.

•	Mr. Nekritz — leading and/or partnering in certain disposition activities which supported the de-leveraging goals, including the sale of the China assets and operations; providing legal support for the initiatives involved in accomplishing the goals with respect to debt restructuring and joint venture and property fund investments; and managing the global risk platform.

Each of these goals and objectives was achieved and, in certain cases, substantially exceeded. As such, the final awards for the performance shares and bonuses reflected the company’s achievements and the individual named executive officer’s responsibilities for and contributions toward these achievements.

As a result of its annual review, as detailed above, the compensation committee made decisions on the primary compensation components for the named executive officers. Such decisions are discussed below. Please also refer to the 2009 information that is presented in the accompanying tables and narratives. Certain decisions that were made in other periods are relevant to the compensation earned in 2009. These decisions are also discussed below.

•	Base Salary

The annual base salaries for the named executive officers for 2009 were set at the February 2009 compensation committee meeting. The 2009 base salary levels were the same as the 2008 levels, with the exception of Mr. Rakowich. For 2009, Mr. Rakowich’s salary was increased from $630,000 to $1,000,000, as provided in his employment agreement and consistent with his promotion to chief executive officer in November 2008. The compensation committee did not change the annual base salaries of the named executive officers for 2010. The compensation committee considered the overall compensation structure in setting the base salaries for 2009. Mr. Rakowich’s employment agreement is described in more detail in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2009 table.

•	Cash Bonus

The target cash bonus levels for which the named executive officers were eligible for 2009 were set at the February 2009 compensation committee meeting. The 2009 target cash bonus levels were the same as the 2008 levels, with the exception of Mr. Rakowich. Mr. Rakowich’s target cash bonus level for 2009 was increased from $840,000 to $2,000,000, as provided in his employment agreement and consistent with his promotion to chief executive officer. Mr. Rakowich’s employment agreement provides that he is eligible to earn between zero and two times his target cash bonus level. Mr. Rakowich’ s employment agreement is described in more detail in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2009 table.

The earned cash bonus awards for 2009 were based on the compensation committee’s evaluation of the performance of the company and each individual named executive officer with respect to the company and individual goals and objectives established for 2009, as well as the other factors discussed above, reflecting the levels of responsibility of each named executive officer with respect to meeting the company’s overall goals and objectives. Additionally, the compensation committee considered the overall compensation structure and the target levels previously established in determining the earned cash bonus awards. The earned cash bonuses for 2009, payable in February 2010, for the named executive officers were as follows:

•	Mr. Rakowich — 100% of the target which is equal to $2,000,000

•	Mr. Antenucci — 115% of the target which is equal to $1,000,500

•	Mr. Sullivan — 150% of the target which is equal to $900,000

•	Mr. Nekritz — 150% of the target which is equal to $600,000

•	Long-term Equity Awards

The compensation committee chooses the mix of equity awards to appropriately support the company’s business strategy. Prior to 2008, the annual long-term equity awards to the named executive officers were in equal parts full value awards (restricted shared units (RSUs)), performance-based shares (generally contingent performance shares (CPSs)) and share options. However, the compensation committee changed the form of long-term equity awards when such awards were granted in February 2009 (for 2008) to reflect the change in our business strategy in late 2008 to focus on growth in cash flow and dividends per share. Share options were not granted as part of the annual long-term equity awards for 2008 because options are tied only to our share price appreciation. As a real estate investment trust, a significant portion of our total shareholder return is often provided in the form of dividends so share options do not fully align the interests of management with our shareholders. The annual equity awards granted to the named executive officers in 2009 (for 2008) were all performance based awards but, rather than granting CPSs, the committee granted

PSAs because PSAs incorporate both company and individual goals and objectives whereas CPSs are based solely on a relative total shareholder return goal (as discussed below).

The named executive officers were granted target PSAs in February 2009 (for 2008) that had a performance period that ended on December 31, 2009. At that time, in light of the then current economic conditions, Mr. Rakowich asked that he not receive an award, even though his employment agreement provided for an equity award with a value of $3,500,000.

After the performance period ended on December 31, 2009, the compensation committee determined the earned PSAs through a review and analysis of the achievements of the named executive officers with respect to the company and individual performance goals and objectives previously established for these awards, as discussed above, and reflecting the levels of responsibility of each named executive officer with respect to meeting the company’s overall goals and objectives. Additionally, the compensation committee considered the overall compensation structure and the target levels previously established in determining the earned PSAs which were:

•	Mr. Antenucci — 125% of the target or 125,000 shares

•	Mr. Sullivan — 150% of the target or 94,500 shares

•	Mr. Nekritz — 150% of the target or 47,250 shares

Messrs. Antenucci, Sullivan, and Nekritz were vested in 34% of the earned PSAs and associated DEUs on December 31, 2009 and will vest in the remaining earned award in equal amounts on December 31, 2010 and 2011 provided that they remain in our employ. Once earned, the PSAs that are subject to only continued service requirements will earn cash dividends over the vesting period rather than DEUs.

The PSAs granted in February 2009 (for 2008) provided that a minimum of 50% could be earned. Therefore, this portion of the PSAs had essentially the same characteristics as RSUs. In making the awards for 2009 (granted in January and February 2010), the compensation committee chose a mix of 50% PSAs and 50% RSUs. This mix is essentially the same as the mix provided for 2008, but simplifies the administration of the awards. The named executive officers can earn between zero and 200% of the PSAs granted for 2009 based on a combination of company and individual performance goals and objectives for the performance period ending on December 31, 2010. The RSUs and earned PSAs will vest ratably over three years (first vesting date is January 28, 2011). The earned PSAs will earn DEUs during the performance period, which will only be paid if the underlying PSA is earned. RSUs and earned PSAs that are subject only to continued service requirements will earn cash dividends over the vesting period rather than DEUs.

The compensation committee believes that the annual equity awards for 2009 are commensurate with the individual named executive officer’s overall compensation structure and responsibilities and, for Mr. Antenucci, in accordance with the contractual obligations contained in his employment contract which provides for a minimum annual equity award valued at $1.2 million. Mr. Rakowich’s employment contract provides for an annual equity award valued at $7.5 million. However, in light of the economic environment in which the company continues to operate, Mr. Rakowich agreed to accept a grant for 2009 with a target value (based on our share price at the time the grant was made) of approximately $3 million. These employment agreements are described in more detail in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2009 table.

Additionally, in January 2010, the compensation committee reviewed the performance criteria of the CPSs granted in 2006 with a performance period that ended December 31, 2009. Each of the named executive officers, other than Mr. Sullivan, had an outstanding CPS award from 2006. For the performance period ended December 31, 2009, the company’s ranking yielded a zero payout of the original award. As such, the compensation committee cancelled the outstanding target CPS awards and accrued DEUs. The established performance criteria compared the company’s total shareholder return to the total shareholder return of the fifty largest (by market capitalization) equity real estate investment trusts listed on the National Association of Real Estate Investment Trusts’ published index as of the beginning of the performance period. For this purpose, total shareholder return includes the share price change plus cash dividends, with the assumption that all dividends are immediately reinvested in our common shares (as calculated using data available in Bloomberg). As of December 31, 2009, the comparison group of companies were:

Alexandria Real Estate Equities, Inc., AMB Property Corporation, Apartment Investment and Management Company, Archstone-Smith Trust, AvalonBay Communities, Inc., Boston Properties, Inc., BRE Properties, Inc., Camden Property Trust, CBL & Associates Properties, Inc., Colonial Properties Trust, Cousins Properties Incorporated, Crescent Real Estate Equities Company, Developers Diversified Realty Corporation, Duke Realty Corporation, Equity Office Properties Trust, Equity Residential, Essex Property Trust, Inc., Federal Realty Investment Trust, First Industrial Realty Trust, Inc., General Growth Properties, Inc., HCP, Inc., Health Care REIT, Inc., Hospitality Properties Trust, Host Hotels & Resorts, Inc., HRPT Properties Trust, Kilroy Realty Corporation, Kimco Realty Corporation, LaSalle Hotel Properties, Liberty Property Trust, The Macerich Company, Mack-Cali Realty Corporation, The Mills Corporation, New Plan Excel Realty Trust, Inc., Pan Pacific Retail Properties, Inc., Pennsylvania Real Estate Investment Trust, Plum Creek Timber Company, Inc., ProLogis, Public Storage, Inc., Rayonier, Reckson Associates Realty Corp., Regency Centers Corporation, Simon Property Group, Inc., SL Green Realty Corp., Sovran Self Storage, Inc., Taubman Centers, Inc., Trizec Properties, Inc., UDR, Inc., Ventas, Inc., Vornado Realty Trust, and Weingarten Realty Investors.

Certain companies in the originally identified group of comparison companies no longer have publicly traded equity securities. For purposes of the return calculation, we used the actual performance of each of these companies up to the date that was sixty days prior to the first public announcement that such company would be involved in a transaction pursuant to which it would cease to have publicly traded equity securities and, from that date to the end of the performance period, we used the mean performance of the other companies remaining in the group. The companies for which this adjustment was necessary are: Archstone-Smith Trust, Crescent Real Estate Equities Company, Equity Office Properties Trust, General Growth Properties, Inc., The Mills Corporation, New Plan Excel Realty Trust Inc., Pan Pacific Retail Properties, Inc., Reckson Associates Realty Corp., and Trizec Properties, Inc.

•	Certain Other Decisions

Our overall strategic objectives for 2010 reflect our improved liquidity position and focus on our longer-term strategy of conservative growth through the ownership, management, and development of industrial properties with a concentrated focus on customer service. These objectives include: retaining development assets, monetization of our investment in land, and continued focus on staggering and extending our debt maturities. These strategic objectives are incorporated into the company and individual goals and objectives for the performance period associated with the target cash bonus for 2010 and the target PSAs awarded in 2010 (for 2009).

The compensation committee did not change the target cash bonus levels for the named executive officers for 2010. Target cash bonus levels are: Mr. Rakowich — $2,000,000; Mr. Antenucci — $870,000; Mr. Sullivan — $600,000; and Mr. Nekritz — $400,000. Mr. Rakowich’s employment agreement provides that he is eligible to earn between zero and two times his target cash bonus level. Mr. Antenucci’s employment agreement provides for a minimum cash bonus of 80% of the target cash bonus level. These employment agreements are described in more detail in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2009 table.

The compensation committee granted equity awards to the named executive officers for 2009 at its January and February 2010 meetings in the following amounts after considering the overall compensation structure and goals and objectives for 2010 (PSAs have a performance period ending on December 31, 2010):

•	Mr. Rakowich: 125,000 RSUs and 125,000 target PSAs

•	Mr. Antenucci: 50,000 RSUs and 50,000 target PSAs

•	Mr. Sullivan: 30,000 RSUs and 30,000 target PSAs

•	Mr. Nekritz: 15,000 RSUs and 15,000 target PSAs

COMPENSATION COMMITTEE REPORT

We, the members of the management development and compensation committee of the board of trustees of ProLogis, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the company and, based on such review and discussion, have recommended to the board of trustees that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Management Development and Compensation Committee:

Andrea M. Zulberti (Chair)
Stephen L. Feinberg
Lawrence V. Jackson
William D. Zollars

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2009*

							All
Name and				Stock		Option	Other
Principal		Salary(1)	Bonus(1)	Awards(2)		Awards(2)	Compensation(3)	Total
Position	Year	($)	($)	($)		($)	($)	($)
(a)	(b)	(c)	(d)	(e)		(f)	(i)	(j)
Walter C. Rakowich**	2009	$1,000,000	$2,000,000	$—	(4)	$—	$20,271	$3,020,271
Chief Executive Officer	2008	$630,000	$420,000	$3,435,000		$1,180,000	$47,368	$5,712,368
	2007	$630,000	$1,344,000	$8,991,009		$916,497	$26,375	$11,907,881
Ted R. Antenucci	2009	$630,000	$1,000,500	$690,000	(4)	$—	$9,684	$2,330,184
President and Chief	2008	$630,000	$696,000	$1,717,500		$590,000	$20,699	$3,654,199
Investment Officer	2007	$600,000	$1,320,000	$7,514,849		$399,921	$82,436	$9,917,206
William E. Sullivan***	2009	$550,000	$900,000	$434,700	(4)	$—	$9,684	$1,894,384
Chief Financial Officer	2008	$550,000	$300,000	$2,576,250		$885,000	$231,384	$4,542,634
	2007	$375,000	$800,000	$2,289,729		$499,906	$162,452	$4,127,087
Edward S. Nekritz	2009	$500,000	$600,000	$217,350	(4)	$—	$9,456	$1,326,806
General Counsel, Head of	2008	$500,000	$200,000	$1,717,500		$590,000	$16,217	$3,023,717
Global Strategic Risk	2007	$400,000	$450,000	$544,891		$249,959	$14,090	$1,658,940
Management, and Secretary

* Columns (g) and (h) have been omitted from this table because they are not applicable.

** Mr. Rakowich was our president and chief operating officer until November 10, 2008, when he was appointed as our chief executive officer.

*** Mr. Sullivan was hired on March 26, 2007.

(1) The cash bonuses earned for a fiscal year are paid in the subsequent fiscal year, generally within the first two months (e.g., the bonuses earned for 2009 were paid in February 2010). The amounts presented in columns (c) and (d) include the amount, if any, of the named executive officer’s salary and cash bonus, respectively, for which payment was deferred at their election. The following table presents the amounts in columns (c) and (d) that each of the named executive officers deferred under the 401(k) Plan, the Nonqualifed Savings Plan (NSP), or other deferral arrangement in 2009, 2008 and 2007. See further discussion under “— Nonqualified Deferred Compensation in Fiscal Year 2009” below.

					Other
		401(k) Plan	NSP		Deferral
		Salary	Salary	Bonus	Bonus
		column(c)	column(c)	column(d)	column(d)
Mr. Rakowich	2009	$20,200	$—	$—	$—
	2008	$18,800	$—	$—	$—
	2007	$18,500	$—	$—	$—
Mr. Antenucci	2009	$14,700	$—	$—	$—
	2008	$13,800	$—	$—	$—
	2007	$13,500	$—	$—	$—
Mr. Sullivan	2009	$14,700	$—	$—	$—
	2008	$13,800	$—	$—	$—
	2007	$15,500	$—	$—	$200,000
Mr. Nekritz	2009	$14,700	$—	$—	$—
	2008	$13,800	$—	$—	$—
	2007	$13,500	$100,000	$440,728	$—

(2) These amounts represent the value of equity awards granted in 2009 (for performance in 2008), 2008 (special awards associated with change in chief executive officer in November 2008), and 2007 (for performance in 2007). Information on how the awards are valued is included under “— Grants of Plan-Based Awards in Fiscal Year 2009” below and in the narrative discussion that follows that table. Prior to 2008, the equity awards were granted at the end of a particular year based on the performance for that year. The awards for 2008 were granted in February 2009 and the awards for 2009 were granted in January and February 2010 and, as such, are not included in this table.

(3) The amounts in column (i) represent the other compensation amounts paid to each of the named executive officers in 2009, 2008, and 2007. These amounts include the following items:

			Subsidiary Stock				Relocation Benefits
		401(k)
		Plan		Tax Offset				Tax Offset
		Match	Value(a)	Payment	Insurance(b)	Other(c)	Value	Payment	Perquisites(d)	Totals
Mr. Rakowich	2009	$7,350	$—	$—	$2,334	$—	$—	$—	$10,587	$20,271
	2008	$6,900	$5,000	$3,486	$2,334	$417	$—	$—	$29,231	$47,368
	2007	$6,750	$4,000	$2,788	$2,334	$—	$—	$—	$10,503	$26,375
Mr. Antenucci	2009	$7,350	$—	$—	$2,334	$—	$—	$—	$—	$9,684
	2008	$6,900	$5,000	$3,486	$2,303	$3,010	$—	$—	$—	$20,699
	2007	$6,750	$4,000	$2,788	$1,935	$66,963	$—	$—	$—	$82,436
Mr. Sullivan	2009	$7,350	$—	$—	$2,334	$—	$—	$—	$—	$9,684
	2008	$6,900	$5,000	$2,255	$2,334	$138,670	$72,716	$3,509	$—	$231,384
	2007	$6,750	$—	$—	$1,706	$—	$108,660	$45,336	$—	$162,452
Mr. Nekritz	2009	$7,350	$—	$—	$2,106	$—	$—	$—	$—	$9,456
	2008	$6,900	$5,000	$2,255	$2,062	$—	$—	$—	$—	$16,217
	2007	$6,750	$4,000	$1,804	$1,536	$—	$—	$—	$—	$14,090

(a) Periodically, we grant shares of stock in our subsidiaries to certain of our officers to enable the subsidiary to meet the ownership requirements for a real estate investment trust.

(b) Represents premiums paid for life insurance and accidental death and dismemberment insurance provided to the employees based on their salary level.

(c) Under Mr. Sullivan’s relocation agreement with us, a relocation firm employed by us purchased Mr. Sullivan’s home in Illinois directly from him for $1,987,500 in June 2008. The purchase price was the average of two independent appraisals of the home. The home is currently being marketed for resale at a price of $1,295,000. The amount included in column (c) for 2008 is our estimate of the closing costs and sales commissions that will ultimately be costs to us related to the transaction with our relocation firm. The actual cost to us may differ from this amount. In addition, we incurred $58,587 and $20,571 in 2009 and 2008, respectively, associated with the relocation firm’s ownership of the home, consisting primarily of insurance, utilities, property taxes, and maintenance. We do not consider these additional costs, or any future loss on the ultimate sale of the home, to be compensation to Mr. Sullivan and have not included such costs in the summary compensation table.

(d) This column represents the aggregate incremental costs of perquisites or personal benefits received by the named executive officer. An individual perquisite amount is presented if the aggregate amount for the individual is $10,000 or more. Perquisites presented for 2009 for Mr. Rakowich include personal legal expenses associated with negotiating his 2008 employment agreement (certain costs were not paid until 2009), home office telephone services, costs associated with annual health examination (including travel), and airline travel club memberships.

(4) Represents the grant date fair value of the target number of PSAs granted to Messrs. Antenucci, Sullivan, and Nekritz in 2009 — Mr. Antenucci 100,000 PSAs, Mr. Sullivan — 63,000 PSAs, and Mr. Nekritz — 31,500 PSAs. The value in column (e) is the value that is used for accounting purposes to expense the grant. This value is computed at the target level of PSAs each valued at $6.90, the closing price of our common shares on March 23, 2009, the day the performance goals were communicated to the named executive officers. Each named executive officer could earn between 50% and 150% of the number of PSAs granted. These grants were made in February 2009, in relation to performance in 2008. While Mr. Rakowich’s employment agreement provided for an equity award with a value of $3,500,000 for 2008, in light of then current economic conditions and other factors, in February 2009, Mr. Rakowich asked that he not receive an annual long-term equity award from the compensation committee for 2008. See “— Compensation Discussion and Analysis — 2009 Compensation Decisions.”

On December 31, 2009, based on the achievement of the company and individual performance goals and objectives associated with the PSAs granted in 2009, the compensation committee determined that such PSAs were earned as follows: Mr. Antenucci — 125,000 (125% of target), Mr. Sullivan — 94,500 (150% of target), and Mr. Nekritz — 47,250 (150% of target). The named executive officers were vested in 34% of these shares on December 31, 2009 and the remaining shares will vest in equal amounts on each of December 31, 2010 and 2011 should the executive be in our employ on each respective date. See “— Grants of Plan-Based Awards in Fiscal Year 2009” table and the narrative discussion that follows that table.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009*

					All Other	All Other
					Stock Awards:	Option Awards:
		Estimated Future Payouts Under			Number of	Number of
		Equity Incentive Plan Awards			Shares	Securities	Exercise or
					of Stock	Underlying	Base Price of	Grant Date
	Grant	Threshold	Target	Maximum	or Units	Options	Option Awards	Fair Value
Name	Date(1)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Walter C. Rakowich	—(2)	—	—	—	—	—	—	$—
Ted R. Antenucci	02/27/09(2)	50,000	100,000	150,000	—	—	—	$690,000 (3)
William E. Sullivan	02/27/09(2)	31,500	63,000	94,500	—	—	—	$434,700 (3)
Edward S. Nekritz	02/27/09(2)	15,750	31,500	47,250	—	—	—	$217,350 (3)

* Columns (c), (d), and (e) have been omitted from this table because they are not applicable.

(1) Represents the annual awards for fiscal year 2008 that were granted in 2009. Annual awards for fiscal year 2009 were granted in January and February 2010 and are not included in this table. See “— Compensation Discussion and Analysis — 2009 Compensation Decisions.”

(2) Represents PSAs granted to Messrs. Antenucci, Sullivan, and Nekritz in 2009. The target award in column (g) represents the base number of shares that could be earned. The amount in column (f) represents the minimum number of shares (50%) that the named executive officer could earn and the amount in column (h) represents the maximum number of shares (150%) that the named executive officer could earn. On December 31, 2009, based on the achievement of specific company and individual performance goals and objectives for each named executive officer in 2009, the compensation committee determined that such PSAs were earned as follows: Mr. Antenucci — 125,000, Mr. Sullivan — 94,500, and Mr. Nekritz — 47,250. The named executive officers were vested in 34% of the earned PSAs on December 31, 2009. The remaining earned PSAs are subject to a continued service requirement and will vest in equal amounts on each of December 31, 2010 and 2011. While Mr. Rakowich’s employment agreement provided for an equity award with a value of $3,500,000 for 2008, in light of then current economic conditions and other factors, in February 2009, Mr. Rakowich asked that he not receive an annual long-term equity award from the compensation committee for 2008. See “— Compensation Discussion and Analysis — 2009 Compensation Decisions.”

(3) The value in column (l) represents the award in column (g) valued at $6.90 per share, which was the closing price of our common shares on March 23, 2009, the day the performance goals were communicated to the executives. The value in column (l) is the value that is used for accounting purposes to expense the grant. See additional discussion of PSAs under “— Compensation Discussion and Analysis” and in the narrative discussion that follows these footnotes.

Narrative Discussion to the Summary Compensation Table for Fiscal Year 2009 and the Grants of Plan-Based Awards in Fiscal Year 2009 Table.

•	Employment Agreements

We have employment agreements with Mr. Rakowich and Mr. Antenucci.

Mr. Rakowich’s Employment Agreement. Our original employment agreement with Mr. Rakowich was entered into in 2007. In February 2008, Mr. Rakowich announced his plan to retire as our president and chief operating officer effective January 1, 2009 and his agreement was amended at that time. However, upon the resignation of our previous chief executive officer, Mr. Rakowich reconsidered his plan to retire and was appointed our chief executive officer on November 10, 2008. To entice Mr. Rakowich to rescind his retirement and accept the position of chief executive officer, the board offered Mr. Rakowich substantially the same annual compensation package that had been included in the employment agreement with our previous chief executive officer with the primary difference being the type and value of long-term equity awards. Accordingly, we entered into an amended agreement with Mr. Rakowich which was substantially completed in December 2008. Certain provisions concerning the amount of Mr. Rakowich’s donations to the ProLogis Foundation in relation to the amount of his annual long-term equity awards were finalized in January 2009.

The current employment agreement with Mr. Rakowich is effective through December 31, 2011 and provides that he will:

•	receive an annual base salary of $1,000,000 for 2009 and each year through the remaining term of the agreement;

•	be eligible for a target cash bonus for 2009 and each year through the remaining term of the agreement of 200% of his annual base salary (target of $2,000,000 for 2009) with the actual amount of the cash bonus received, as a percentage of the target, to be between zero and 200% based on the satisfaction of goals and objectives established for each period; Mr. Rakowich was awarded an actual cash bonus for 2009 at 100% of the target or $2,000,000;

•	be entitled to grants of equity-based awards under the Plan for 2009, 2010, and 2011 having an annual aggregate value of at least $7,500,000 and, if such award level is granted, Mr. Rakowich has agreed to make an annual donation to the ProLogis Foundation equal to 15% of such award value payable after the time the award vests or within 12 months of receipt if the award is paid in cash; Mr. Rakowich’s annual equity award for 2009 (granted in February 2010) was 125,000 RSUs and 125,000 target PSAs with a value based on our share price at the time the grant was made of approximately $3,000,000; and

•	be eligible to participate in our employee benefit plans made available to similarly situated senior management employees.

With respect to 2008, the employment agreement provided for a guaranteed target cash bonus of $840,000, however, in light of the then current economic conditions, Mr. Rakowich agreed to receive a cash bonus of

$420,000 or 50% of the target level for 2008. In addition, the employment agreement provided that Mr. Rakowich was entitled to a grant of equity-based awards under the Plan for 2008 (to be granted in February 2009) having an aggregate value of at least $3,500,000. In light of the then current economic conditions and other factors, Mr. Rakowich asked that he not receive an annual long-term equity award from the compensation committee for 2008. The employment agreement also provided for the payment of certain professional fees incurred to negotiate the agreement.

The current employment agreement also sets forth the terms for the special grant of RSUs and share options with an aggregate fair value at issuance of $4,615,000 that Mr. Rakowich received in November 2008 upon appointment as our chief executive officer and provides for special vesting terms for certain awards. The special vesting terms generally allow for the continuation of original vesting terms for unvested share awards after Mr. Rakowich’s termination as if he had remained our employee until such time as all awards have vested.

Mr. Rakowich’s agreement provides for excise tax gross-up payments with respect to certain payments required under the agreement under certain circumstances and accelerated vesting of unvested share awards, under certain limited circumstances, including certain events of termination and upon a change in control as described under “— Potential Payments Upon Termination or Change in Control.” Additionally, the current employment agreement contains provisions with respect to recovery of amounts earned by Mr. Rakowich to the extent that the amount earned was based on satisfaction of goals and objectives that were impacted by any material financial statement restatements or modifications. Mr. Rakowich’s previous employment agreements with us provided for the granting of special equity-based awards to him and/or have modified certain vesting provisions of existing awards. Such awards and these modified terms are included in the applicable tables in this proxy statement and, as applicable, have been included in previous proxy statements.

Mr. Antenucci’s Employment Agreement. Mr. Antenucci’s employment agreement was amended and restated as of December 31, 2008, to comply with applicable federal tax law changes with respect to deferred compensation. The term of the employment agreement with Mr. Antenucci ends on December 31, 2012 and provides for automatic one-year extensions of the term unless we, or Mr. Antenucci, give notice of non-renewal at least three months prior to the last day of the then current term.

The employment agreement further provides that Mr. Antenucci will:

•	receive a minimum annual base salary of $630,000;

•	be eligible for an annual target cash bonus of $870,000, with the actual amount of the cash bonus earned based on the satisfaction of applicable goals and objectives, but in no case less than 80% of the annual target cash bonus amount; Mr. Antenucci’s cash bonus for 2009 was $1,000,500;

•	for each 12-month period during the agreement, be entitled to grants of equity-based awards under the Plan having an annual aggregate value of $1,200,000; however, in light of the then current economic conditions, he agreed to receive an actual award for 2008 (granted in February 2009) that had a target value of $690,000 based on our share price at the time the award was granted; based on his achievement of the performance goals and objectives established for this award for the performance period in 2009, Mr. Antenucci’s earned award was at 125% of the original targeted number of shares; in January 2010, Mr. Antenucci was granted an equity award for 2009 of 50,000 RSUs and 50,000 target PSAs with a value that approximated the contractual amount based on our common share price on the date of grant; and

•	be eligible to participate in our employee benefit plans made available to similarly situated senior management employees.

Additionally, Mr. Antenucci’s agreement provides for excise tax gross-up payments with respect to certain payments required under the agreement under certain circumstances and accelerated vesting of unvested share awards, under certain limited circumstances, including certain events of termination and upon a change in control as described under “— Potential Payments Upon Termination or Change in Control.” Mr. Antenucci’s previous employment agreements with us have provided for the granting of special equity-based awards to him. Such awards are included in the applicable tables in this proxy statement and, as applicable, have been included in previous proxy statements.

•	Equity Award Terms

At December 31, 2009, our named executive officers had outstanding equity awards in the form of RSUs, PSAs, CPSs and share options. The general terms of these types of awards are as follows:

•	RSUs. Each RSU is equal to one common share. The units will generally vest ratably over a continued service period. RSUs granted in 2008 and prior generally have vesting periods of four years (25% per year). RSUs granted in 2009 have three-year vesting periods (34%, 33%, 33%). Certain awards, generally special grants due to hiring or retention considerations, have cliff vesting terms (i.e. the entire award vests on a specified future date). Beginning in 2010, all RSUs earn cash dividends (DEUs were earned prior to 2010) over the vesting period. RSUs are valued based on the closing price of our common shares on the date of grant.

•	PSAs. The PSAs are granted at a targeted level and can be earned based on the satisfaction of both company and individual performance goals and objectives. PSAs granted in 2009 had a performance period that ended December 31, 2009. The named executive officer could earn between 50% and 150% of the targeted level. The earned PSAs vest ratably over three years (34% vested on December 31, 2009 and 33% will vest on each of December 31, 2010 and 2011) based on continued service. The earned PSAs will earn cash dividends during the continued service period. During the performance period, DEUs are accrued but are only earned to the extent the underlying PSA is earned. See “— Compensation Discussion and Analysis — 2009 Compensation Decisions” for information on the company and individual goals and objectives for 2009. PSAs are valued based on the closing price of our common shares on the date the performance goals are communicated to the employee.

•	Share Options. Share options vest ratably, generally over four years based on continued services. Share options are granted with an exercise price equal to the closing price of our common shares on the grant date. The exercise price for any outstanding share option may not be decreased after the date of grant except for reductions approved by our shareholders or if there is an overall adjustment to our outstanding shares, such as occurs with a stock split. Share options expire on the ten-year anniversary of the grant date. Share options outstanding that were granted prior to 2001 earn DEUs. Share options that are included in the Summary Compensation Table for Fiscal Year 2009 above were valued using the Black-Scholes pricing model as follows:

—	2008 Options: Fair value of $2.36; risk-free interest rate of 2.56%; dividend yield of 1.92%; volatility rate of 40.35%; and weighted average option life of 5.8 years and

—	2007 Options: Fair value of $11.41; risk-free interest rate of 3.77%; dividend yield of 3.44%; volatility rate of 23.45%; and weighted average option life of 5.8 years.

•	CPSs. CPSs generally have three-year performance periods and the named executive officers can earn between 0% and 200% of their targeted award based on the company’s total shareholder return compared to the total shareholder return of the fifty largest (by market capitalization) equity real estate investment trusts listed in the National Association of Real Estate Investment Trusts’ published index as of the beginning of the three-year performance period that began on January 1st of the year following the award. See “— Compensation Discussion and Analysis — 2009 Compensation Decisions” for additional information with respect to the CPS performance criteria. CPSs outstanding at December 31, 2009 were granted in May 2006 (grant to Mr. Antenucci based on the terms of his employment agreement and associated with his hiring) and December 2007. All outstanding grants have a performance period ending on December 31, 2010. CPSs granted in 2005 (performance period ended on December 31, 2008) had an earned payout ratio of 17.5% of target. CPSs granted in 2006 (performance period ended on December 31, 2009) had an earned payout ratio of zero. CPSs accrue DEUs over the performance period which are only earned if the underlying CPS is earned. CPSs are valued using the Monte Carlo pricing model.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (DECEMBER 31, 2009)*

						Stock Awards(1)
	Option Awards(1)								Equity Incentive		Equity Incentive
								Market	Plan Awards:		Plan Awards:
	Number of					Number of		Value of	Number of		Market or Payout
	Securities	Number of				Shares or		Shares of	Unearned		Value of Unearned
	Underlying	Securities				Units of		Units of	Shares, Units or		Shares, Units or
	Unexercised	Unexercised		Option		Stock That		Stock That	Other Rights		Other Rights
	Options	Options		Exercise	Option	Have Not		Have Not	That Have		That Have
	(#)	(#)		Price	Expiration	Vested		Vested(2)	Not Vested		Not Vested(2)
Name	Exercisable	Unexercisable		($)	Date	(#)		($)	(#)		($)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
Walter C. Rakowich	1 (3)			$24.25	9/14/10
	175,000			$34.93	9/23/14
	99,912			$45.46	12/20/15
	56,325	18,775	(4)	$59.92	12/21/16
	40,162	40,162	(5)	$60.60	12/18/17
	125,000	250,000	(6)	$6.87	11/11/18
						3,759	(7)	$51,461
						2,907	(8)	$39,797
						43,034	(9)	$589,135
						8,619	(10)	$117,994
						275,262	(6)	$3,768,337
									17,234	(11)	$235,933
Ted R. Antenucci	80,000			$45.29	9/15/15
	28,762	9,587	(4)	$59.92	12/21/16
	17,526	17,524	(5)	$60.60	12/18/17
		187,500	(12)	$6.87	11/11/18
						178,389	(9)	$2,442,145
						1,919	(7)	$26,271
						114,758	(13)	$1,571,037
						3,760	(10)	$51,474
						206,438	(12)	$2,826,136
						86,066	(14)	$1,178,244
									29,731	(15)	$407,017
									7,520	(11)	$102,949
William E. Sullivan	21,907	21,906	(5)	$60.60	12/18/17
	43,750	281,250	(12)	$6.87	11/11/18
						10,779	(16)	$147,565
						4,701	(10)	$64,357
						309,669	(12)	$4,239,369
						65,066	(14)	$890,754
									9,400	(11)	$128,686
Edward S. Nekritz	16,362 (3)			$24.25	9/14/10
	17,820			$20.68	9/19/11
	20,000			$24.76	9/26/12
	20,000			$30.00	9/25/13
	20,000			$34.93	9/23/14
	26,377			$45.46	12/20/15
	13,182	4,394	(4)	$59.92	12/21/16
	10,954	10,953	(5)	$60.60	12/18/17
	62,500	187,500	(12)	$6.87	11/11/18
						30,159	(9)	$412,877
						879	(7)	$12,034
						2,349	(10)	$32,158
						206,438	(12)	$2,826,136
						32,533	(14)	$445,377
									4,700	(11)	$64,343

* Column (d) has been omitted from this table because it is not applicable.

(1) Generally, the terms of our grant agreements provide that vesting will occur on specified dates if the holder of the award is in our employ as of such dates. Mr. Rakowich’s employment agreement, which is described in more detail in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2009 table, provides for special vesting terms under certain circumstances. These special vesting terms apply to unvested share options and share awards and generally will allow for the continuation of the original vesting terms after Mr. Rakowich’s employment with us ends, as if he had remained our employee, until such time as the awards have vested.

(2) Dollar amounts are based on the closing price of our common shares on December 31, 2009 of $13.69 per share.

(3) Share options issued in 2000 earn DEUs which are distributed in the form of common shares upon the earlier of the date of exercise or the expiration date of the share option. Balances presented represent only the share options and do not include the DEUs outstanding at December 31, 2009 of 1,069 for Mr. Rakowich and 9,389 for Mr. Nekritz.

(4) Will vest and become exercisable on December 21, 2010.

(5) Will vest and become exercisable in equal amounts on each of December 18, 2010 and 2011.

(6) In equal amounts on each of December 31, 2010 and 2011, the options in column (c) will vest and become exercisable and the RSUs and associated DEUs in column (g) will vest.

(7) RSUs and associated accrued DEUs will vest on December 21, 2010.

(8) RSUs and associated accrued DEUs will vest in equal amounts on each of February 21, 2010 and 2011.

(9) RSUs and associated accrued DEUs will vest on December 31, 2010.

(10) RSUs and associated accrued DEUs will vest in equal amounts on each of December 18, 2010 and 2011.

(11) Represents the target amount of CPSs and associated accrued DEUs that can be earned should our common shares meet a certain specified performance criteria over a performance period that will end on December 31, 2010 (as more fully described in “— Compensation Discussion and Analysis — 2009 Compensation Decisions”) and in the narrative discussion that precedes this table. The named executive officer can earn between zero and two times the target amount.

(12) In equal amounts on each of November 11, 2010, 2011, and 2012, the options in column (c) will vest and become exercisable and the RSUs and associated accrued DEUs in column (g) will vest.

(13) RSUs and associated accrued DEUs will vest on December 31, 2012.

(14) Represents the unvested PSAs and associated accrued DEUs that were earned by the named executive officer on December 31, 2009 but that are subject to future vesting requirements. The award will vest in equal amounts on each of December 31, 2010 and 2011. The PSAs were granted on February 27, 2009 and were earned based on the achievement of specified company and individual goals and objectives over a performance period that ended on December 31, 2009.

(15) Represents the target amount of CPSs and associated accrued DEUs that can be earned by Mr. Antenucci should our common shares meet a certain specified performance criteria over a performance period beginning on May 26, 2006 and ending on December 31, 2010 (as more fully described in “— Compensation Discussion and Analysis”). Mr. Antenucci can earn between zero and two times the target amount.

(16) RSUs and associated accrued DEUs will vest in equal amounts on each of May 15, 2010 and 2011.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2009

	Option Awards				Stock Awards
	Number of		Value		Number of		Value
	Shares		Realized		Shares		Realized
	Acquired on		On		Acquired on		On
	Exercise		Exercise		Vesting		Vesting
Name	(#)		($)		(#)		($)
(a)	(b)		(c)		(d)		(e)
Walter C. Rakowich	125,000	(1)	$921,532	(2)	194,429	(3)	$2,650,207	(3)
Ted R. Antenucci	62,500		$418,315	(2)	116,169	(3)	$1,563,197	(3)
William E. Sullivan	50,000		$368,997	(2)	143,081	(3)	$1,885,585	(3)
Edward S. Nekritz	—	(1)	$—		91,935	(3)	$1,208,562	(3)

(1) Share options issued to Mr. Rakowich and Mr. Nekritz expired in September 2009 without being exercised. These options earned DEUs while they were outstanding. Upon expiration, the accrued DEUs were distributed in the form of common shares as follows: Mr. Rakowich — 1,029 and Mr. Nekritz — 10,514.

(2) The value in column (c) is the aggregated difference between the market prices at the time the named executive officer exercised the share options and the exercise prices of the options.

(3) The share awards in column (d) represent RSUs, PSAs, and accrued DEUs, including DEUs that accrued related to share options, that vested to the named executive officer in 2009. The value in column (e) is based on the closing price of our common shares on the respective vesting dates.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2009

				Aggregate
		Executive	Registrant	Earnings	Aggregate		Aggregate
		Contributions in	Contributions	In	Withdrawals/		Balance at
		Last FY	in Last FY	Last FY	Distributions		Last FYE
		($)	($)	($)	($)		($)
Name		(b)	(c)	(d)	(e)		(f)
(a)
Walter C. Rakowich	(1)	$—	$—	$16,914 (2)	$(1,155,950	)(3)	$—
	(4)	$—	$—	$1,268 (5)	$(64,190	)(6)	$—
Ted R. Antenucci		$—	$—	$—	$—		$—
William E. Sullivan	(4)	$—	$—	$2,631 (5)	$(133,128	)(6)	$—
Edward S. Nekritz	(1)	$—	$—	$39,676 (2)	$(1,434,608	)(3)	$—
	(4)	$—	$—	$2,733 (5)	$(138,286	)(6)	$—

(1) Represents the named executive officer’s account activity and fiscal year-end balance in our NSP. Participants in our NSP may defer cash compensation (salary and cash bonus) under the terms of the plan. The NSP is described in more detail in the narrative discussion that follows these footnotes.

(2) Represents earnings that are computed based on the specific investment options that are elected by the named executive officer, as more fully described in the narrative discussion that follows these footnotes. These amounts are not included in the named executive officer’s total compensation in the summary compensation table.

(3) The named executive officer elected to receive a distribution in January 2009 of his entire NSP balance under special payment elections allowed under the transitional rules included in section 409(A) of the Code.

(4) Represents the named executive officer’s account activity and fiscal year-end balance with respect to equity compensation that they have deferred. The deferral of equity compensation is described in more detail in the narrative discussion that follows these footnotes.

(5) Represents the change in the market value of the deferred share awards during the fiscal year. For 2009, this amount is computed as the difference between the value of the participant’s account as of the beginning of the fiscal year less the value of the share awards as of the date that the distribution to the named executive officer was made. These amounts are not included in the named executive officer’s total compensation in the summary compensation table. The closing price of our common shares as of December 31, 2008 was $13.89 per share and the closing price on the distribution date of January 2, 2009 was $14.17.

(6) The named executive officer elected to receive a distribution in January 2009 of his entire deferred share award balance under special payment elections allowed under the transitional rules included in section 409(A) of the Code. The amount in column (e) represents the market value of the deferred share awards as of the date they were distributed to the named executive officer, valued using the closing price of our common shares on that date.

Narrative Discussion to Nonqualified Deferred Compensation in Fiscal Year 2009 Table

The named executive officers may defer portions of their cash compensation and some or all of certain components of their equity compensation. Generally, cash compensation (salary and bonus) is deferred through their participation in our NSP, a nonqualified deferred compensation plan. Also, a named executive officer may elect to defer all or a portion of his bonus into our common shares. Equity compensation in which the named executive officer is vested and for which distribution is required under the terms of our equity compensation plans may be deferred at the election of the named executive officer. Generally, the compensation deferred is tax-deferred until it is distributed to the named executive officer. However, amounts deferred may be subject to FICA and Medicare employee and employer taxes in accordance with statutory maximums.

•	Deferred Cash Compensation

NSP.  Named executive officers who choose to participate in the NSP may defer up to 35% of their salary and up to 100% of their bonus. The amounts deferred under the NSP earn returns based on the performance of an array of hypothetical investment funds that mirror the investment funds available to participants in our 401(k) Plan. No monies are actually invested in the participant’s name in the selected investment funds. Participants may change their investment choices at any time. NSP accounts are credited with the value of the particular fund or funds selected by the participant, and will continue to be so credited until the account is fully distributed. Because the amounts deferred through the NSP are only “hypothetically” invested, they remain our assets and, as such, they are subject to claims by our general creditors. The “hypothetical” investment funds available to the named executive officers participating in the NSP are all publicly available mutual funds. These investment options are available to all participants in the NSP, as well as to all participants in our 401(k) Plan. Additionally, the named executive officers, as well as all other participants, have the option to invest in our common shares.

Contributions to the NSP are subject to our matching contribution, but only to the extent that our matching contribution associated with the participant’s 401(k) Plan contributions have not met our maximum match ($7,350 for 2009). Our matching contributions in the NSP, if any, will vest to the participant at a rate of 20% for each year of service with us and become fully vested after five years of service.. Under the transitional rules of section 409(A) of the Code, participants in our NSP were allowed to make a one-time special payment election prior to December 31, 2008 with respect to their December 31, 2008 balances in the NSP. All of the named executive officers that participated in the NSP made such election and, accordingly, their NSP balance was distributed to them in January 2009. None of the named executive officers participated in the NSP in 2009 nor are they currently making contributions to the NSP.

NSP account balances must be distributed to the participant upon the termination of their employment with us. Distributions can be paid in a lump sum, annual installments, or a combination of the two, as chosen by the participant at the time of the deferral election. Under certain circumstances, hardship and in-service withdrawals by the participant are allowed with a 15% penalty assessed on all in-service withdrawals.

The named executive officers had available to them the same investment options that were available to all NSP participants during the period prior to their distributions in early January 2009. Mr. Rakowich elected the self-directed option with respect to a portion of his deferred compensation funds.

•	Deferred Equity Compensation

Under our executive deferred equity compensation plan, named executive officers who elect to defer the receipt of vested share awards or defer their cash bonus into common shares will receive the common shares at a future date as specified in their election. Generally, the deferral is effective until January of the calendar year following the year in which the named executive officer’s employment with us terminates. However, the named executive officer may elect to defer the share awards until a specified date, subject to certain limitations.

The deferral of share awards is effective as of the date the share award is scheduled to be distributed, which is generally within a short period after the award is vested. We value the balance of the named executive officer’s deferred equity compensation account at the closing price of our common shares as of the last trading day of the fiscal year. Contributions and distributions are valued at the closing price of our common shares on the date the contribution or distribution is made and earnings are computed on the account balance based on the change in the value of our common shares from the beginning of the fiscal year (or from the date of contribution) to the end of the fiscal year.

Under the transitional rules of section 409(A) of the Code, participants in our executive deferred equity compensation plan were allowed to make a one-time special payment election prior to December 31, 2008 with respect to their deferred balances. Mr. Rakowich made the election in 2007 with respect to some of his deferred share balances and with respect to the remaining deferred share balances before the end of 2008. Mr. Sullivan and Mr. Nekritz made their elections with respect to all of their deferred share balances before the end of 2008. None of the named executive officers have deferred additional vested share awards in 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have employment agreements with Mr. Rakowich and Mr. Antenucci which are described above in the narrative discussion that follows Grants of Plan-Based Awards in Fiscal Year 2009 table. We have executive protection agreements with Mr. Sullivan and Mr. Nekritz. The employment and executive protection agreements, along with the individual equity compensation award agreements entered into with respect to the Plan, contain provisions that provide for accelerated vesting of unvested equity awards, under certain limited circumstances. Mr. Rakowich’s and Mr. Antenucci’s employment agreements each further provide for severance payments and the continuation of certain health and welfare benefits under certain limited circumstances. Under our company policy, each of our employees would be paid for their earned and unused vacation time upon termination under any termination scenario. Accordingly, such amounts for the named executive officers are not included in the amounts presented. This discussion assumes a termination or change in control as of December 31, 2009.

•	Termination for Reasons other than Change in Control — Death, Disability, or Retirement

The employment agreements with Mr. Rakowich and Mr. Antenucci and the executive protection agreements with Mr. Sullivan and Mr. Nekritz do not provide for severance payments or continuation of health and welfare benefits in the event of their death, disability, or retirement. However, the individual equity compensation award agreements with each named executive officer provide for accelerated vesting of unvested equity awards under these three scenarios. Further, Mr. Antenucci’s employment agreement provides for a similar accelerated vesting of unvested equity awards in the event of death or disability. Mr. Rakowich’s employment agreement provides that in the event of his death or disability, he is entitled to receive both his target cash bonus and his annual equity award on a pro rated basis for the year in which such event occurs. Because this presentation assumes a termination event occurs on December 31, 2009, no such proration is required.

The estimated value of the accelerated vesting of unvested equity awards benefit in the event of their death, disability, or retirement is presented below for each named executive officer. For purposes of these calculations, we have assumed that the termination under all of the scenarios was effective on December 31, 2009. Accordingly, we have used the closing price of our common shares on December 31, 2009 of $13.69 per share in the calculations. Because these scenarios and the assumptions used in the calculations are hypothetical, the amounts that might be paid in the future should termination under one of these scenarios occur could differ materially from these hypothetical payments.

•	Walter C. Rakowich:	$6,271,715

•	Ted R. Antenucci:	$9,374,046

•	William E. Sullivan:	$7,260,174

•	Edward S. Nekritz:	$5,007,332

The estimates reflect the value of unvested share options computed as the difference between the closing price of our common shares on December 31, 2009 ($13.69) and the exercise price of the underlying common share (to the extent the exercise price is less than $13.69) and the full value of earned but unvested RSUs and PSAs and their associated accrued DEUs. The estimates are as of December 31, 2009 to the extent that vesting would be accelerated upon the named executive officer’s death, disability, or retirement. While vesting of the CPSs would be accelerated upon these circumstances and the payout prorated based on the abbreviated performance period, the estimates reflect the unearned CPSs and associated accrued DEUs at zero based on the performance of our common shares under the specified performance criteria for the abbreviated performance period of two years (January 1, 2008 to December 31, 2009, the assumed termination date for CPSs granted in 2007). The unearned CPSs granted to Mr. Antenucci on May 26, 2006, for which vesting would be accelerated, is also included in the estimate at zero based on the performance of our common shares under the specified performance criteria during an abbreviated performance period of less than four years (May 26, 2006 through December 31, 2009, the assumed termination date). The performance criteria are described more fully under “— Compensation Discussion and Analysis — 2009 Compensation Decisions.”

• Termination not related to a Change in Control — Involuntary Termination without Cause or Voluntary Termination for Good Reason (Constructive Discharge)

The executive protection agreements that we have in place with Mr. Sullivan and Mr. Nekritz do not provide for benefits (severance payments, continuation of health and welfare benefits, or accelerated vesting of unvested equity awards benefit) in the event they are terminated under these scenarios (involuntary termination without cause or constructive discharge, not related to a change in control). However, Mr. Rakowich’s and Mr. Antenucci’s employment agreements, as described above in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2009 table, provide for a cash severance payment, the continuation of certain health and welfare benefits, and the continuation or acceleration of vesting of their unvested equity awards in the event of involuntary termination without cause or constructive discharge, not related to a change in control, conditioned on Mr. Rakowich’s and Mr. Antenucci’s release of claims. Cause is generally defined in their employment agreements as: (i) the willful and continued failure by the officer to perform the duties that are specified in the agreements; (ii) the engaging in injurious acts to the company by the officer; or (iii) the egregious misconduct on the part of the officer. Voluntary termination for good reason (constructive discharge), as generally defined in the employment agreements, can occur should we: (i) change the officer’s assignments such that they are inconsistent with the duties that are specified in the agreement; (ii) relocate the officer’s place of employment more than 30 miles from the current location; or (iii) not comply with the provisions of the agreements pertaining to the officer’s compensation and benefits.

Because these scenarios and the assumptions used in the calculations are hypothetical, the amounts that might be paid in the future should termination under one of these scenarios occur could differ materially from these hypothetical payments. The total value of these benefits, estimated to be $19,806,347 to Mr. Rakowich and $11,304,629 to Mr. Antenucci, consist of the following:

Mr. Rakowich:

•	a cash severance payment of $13,500,000 — representing two times Mr. Rakowich’s annual base salary ($1,000,000) and target cash bonus ($2,000,000) in effect as of December 31, 2009 plus a payment of $7,500,000 representing the value of his annual equity award based on his employment agreement (such amount is assumed to be payable in cash but may be made in the form of equity award grants);

•	the continuation of medical and dental insurance benefits of $22,632 — representing the sum of the estimated costs of providing such benefits to Mr. Rakowich for a period of two years as provided for in his employment agreement; the costs for each year are the estimated costs for the previous year at an escalation factor of 8%;

•	a lump sum payment of $12,000 in lieu of providing the continuation of health and welfare benefits, other than medical and dental insurance, to Mr. Rakowich for a period of two years; and

•	continuation of vesting of unvested equity awards benefit of $6,271,715 — represents the intrinsic value of unvested equity awards as of the date of Mr. Rakowich’s termination for which vesting would have been continued as if he remained an employee after his termination as provided under these scenarios in his employment agreement; the amount is the same as calculated for Mr. Rakowich above under the death, disability, and retirement scenarios.

Mr. Antenucci:

•	a cash severance payment of $1,890,000 — representing Mr. Antenucci’s annual base salary of $630,000 that was in effect as of December 31, 2009, the assumed termination date, to the end of the current term of the agreement, which is December 31, 2012;

•	the continuation of health and welfare benefits of $40,583 — representing the sum of the estimated costs of providing such benefits to Mr. Antenucci from the assumed termination date of December 31, 2009 to the end of the current term of the agreement, which is December 31, 2012; the costs for each year are the estimated costs for the previous year at an escalation factor of 8%; and

•	accelerated vesting of unvested equity awards benefit of $9,374,046 — the amount is the same as calculated for Mr. Antenucci above under the death, disability, and retirement scenarios.

•	Terminations following a Change in Control

The employment agreements with Mr. Rakowich and Mr. Antenucci, the executive protection agreements with Mr. Sullivan and Mr. Nekritz, and the individual equity compensation award agreements entered into with all of the named executive officers under the Plan provide for certain benefits upon involuntary termination without cause or voluntary termination for good reason (constructive discharge) following a change in control. Under these agreements, a change in control generally occurs upon merger, sale, or disposition of substantially all of our assets, or adoption of a plan of liquidation. Cause is generally defined in Mr. Rakowich’s and Mr. Antenucci’s employment agreements as discussed in the previous section. Cause is generally described in Mr. Sullivan’s and Mr. Nekritz’s executive protection agreements as: (i) the willful and continued failure by the named executive officer to substantially perform his duties; (ii) willful engaging in conduct that is demonstrably injurious to the company by the named executive officer; or (iii) egregious misconduct involving serious moral turpitude on the part of the named executive officer. Voluntary termination for good reason (constructive discharge), as generally defined in the agreements, can occur should the following circumstances occur:

(i) substantial and adverse alteration in the nature of the named executive officer’s status or responsibilities following the change in control; (ii) a material failure to provide salary and other compensation and benefits in accordance with the agreement; or (iii) the company’s material breach of the executive protection agreement.

The estimated value of the benefits under these two scenarios is presented below for each of the named executive officers. For purposes of these calculations, we have assumed that the termination following a change in control under both scenarios was effective on December 31, 2009. Accordingly, we have used the closing price of our common shares on December 31, 2009 ($13.69 per share) in the calculations. Because these scenarios and the assumptions used in the calculations are hypothetical, the amounts that might be paid in the future should termination under one of these two scenarios occur could differ materially from these hypothetical payments.

			Accelerated Vesting of
Named Executive		Continued Health and	Unvested Equity	Excise Tax
Officer	Cash Severance(1)	Welfare Benefits(2)	Compensation(3)	Gross-Up(4)	Total
Walter C. Rakowich	$13,500,000	$34,632	$6,271,715	$—	$19,806,347
Ted R. Antenucci	$4,500,000	$31,002	$9,374,046	$—	$13,905,048
William E. Sullivan	$2,300,000	$29,275	$7,260,174	$1,556,102	$11,145,551
Edward S. Nekritz	$1,735,845	$32,700	$5,007,332	$—	$6,775,877

(1) Cash severance for Messrs. Rakowich, Sullivan, and Nekritz is computed as two times the sum of their annual base salary and their annual cash bonus amount for 2009 (annual cash bonus is computed at the target level, not the actual level for 2009) with Mr. Nekritz’s amount is reduced by $64,155 as discussed in footnote 4 below. In addition, Mr. Rakowich’s cash severance includes $7,500,000 representing the value of his annual equity award under his employment agreement (such amount is assumed to be payable in cash but may be made in the form of equity award grants). Cash severance for Mr. Antenucci is computed as three times the sum of his annual base salary and his annual cash bonus for 2009 (annual cash bonus is computed at the target level, not the actual level for 2009).

(2) Each named executive officer would receive continued medical and dental insurance benefits for two years after the termination date. The named executive officers, other than Mr. Rakowich, would receive continued life, accidental death and dismemberment, and disability insurance benefits for two years after the termination date. The value of these benefits is the sum of the estimated costs of providing such benefits to the named executive officer over the applicable period with the cost for each year based on the estimated costs for the previous year at an escalation factor of 8%. In addition, the named executive officers, other than Mr. Rakowich, would receive outplacement services for up to one year after the termination date. Such benefit is estimated to be $5,000 for each of the named executive officers. Additionally, in lieu of continuation of other health and welfare benefits for two years after termination, Mr. Rakowich would receive a lump-sum payment of $12,000.

(3) These amounts are the same as calculated for each of the named executive officers under the death, disability, and retirement scenarios described above.

(4) The employment agreements with Mr. Rakowich and Mr. Antenucci and the executive protection agreements with Mr. Sullivan and Mr. Nekritz provide for the payment of an “excise tax gross-up” payment. This payment would be made to the named executive officer should he incur an excise tax under Section 4999 of the Code, as a result of an “excess parachute payment” arising from severance payments and the accelerated vesting of unvested equity awards. The “excise tax gross-up” payment is an amount such that, after the payment of the excise tax and all income and excise taxes applicable to the gross-up payment, the named executive officer would receive the same amount of severance had the excise tax not applied. However, for Mr. Sullivan and Mr. Nekritz, if the excise tax can be avoided by reducing the total severance payment resulting from a change in control by no more than 10%, then the severance payment will be reduced accordingly. Otherwise, Mr. Sullivan and Mr. Nekritz will receive the full gross-up payment. Under the scenarios for 2009, Mr. Rakowich and Mr. Antenucci would not be subject to the excise tax, Mr. Sullivan would receive an “excise tax gross-up” payment and Mr. Nekritz would be subject to a reduction in his severance of $64,155 as reflected in the “Cash Severance” column.

TRUSTEE COMPENSATION FOR FISCAL YEAR 2009*

	Fees Earned or				All Other
	Paid in Cash		Stock Awards		Compensation	Total
Name	($)		($)		($)	($)
(a)	(b)		(c)		(g)	(h)
Stephen L. Feinberg, Chairman	$143,923	(1)(2)	$74,998	(3)(4)	$—	$218,921
George L. Fotiades	$81,500	(1)(2)	$74,998	(3)(4)	$—	$156,498
Christine N. Garvey	$69,500	(1)(2)	$74,998	(3)(4)	$—	$144,498
Lawrence V. Jackson	$77,000	(1)(2)	$74,998	(3)(4)	$—	$151,998
Donald P. Jacobs	$81,500	(1)(2)	$74,998	(3)(4)	$—	$156,498
Irving F. Lyons III**	$19,174	(1)(2)	$—		$—	$19,174
D. Michael Steuert	$73,500	(1)(2)	$74,998	(3)(4)	$—	$148,498
J. Andre Teixeira	$75,500	(1)	$74,998	(3)(4)	$—	$150,498
William D. Zollars***	$69,500	(1)(2)	$74,998	(3)(4)	$—	$144,498
Andrea M. Zulberti	$92,500	(1)(2)	$74,998	(3)(4)	$—	$167,498

* Columns (d), (e), and (f) have been omitted from this table because they are not applicable.

** Mr. Lyons was appointed to the board of trustees on September 15, 2009. Mr. Lyons retired as our Chief Investment Officer in 2004 and previously served on the board of trustees from March 1996 to May 2006.

*** Mr. Zollars is retiring from the board of trustees effective May 14, 2010 (the date of the 2010 shareholders’ meeting).

(1) Our outside trustees earned the following fees in 2009: (i) a $50,000 annual retainer; (ii) fees for chairing committees of the board; (iii) fees for attendance at meetings of the board; and (iv) fees for attendance at certain meetings of committees of the board. Further, our non-executive chairman earns an additional annual fee of $85,000. The trustee fee structure is described in more detail in the narrative discussion that follows these footnotes.

For 2009, all trustees other than Ms. Garvey, Mr. Lyons, Mr. Teixeira, and Mr. Zollars elected to defer the receipt of such fees earned until after his or her service on the board is terminated. Ms. Garvey, Mr. Lyons, and Mr. Zollars received their fees for 2009 in cash. The fees earned by Mr. Teixeira are deposited into our Dividend Reinvestment and Share Purchase Plan (DRP) in his name each quarter. See the narrative discussion that follows these footnotes for more information on the payment of fees. For 2010, Ms. Zulberti has elected to receive her fees in cash.

(2) As of December 31, 2009, the number of common shares included in each trustee’s hypothetical fee deferral account (including amounts earned as dividends) was as follows:

•	Mr. Feinberg	45,113
•	Mr. Fotiades	25,100
•	Mr. Jackson	11,615
•	Mr. Jacobs	36,423
•	Mr. Lyons	2,109
•	Mr. Steuert	18,853
•	Mr. Zollars	12,782
•	Ms. Zulberti	18,322

In 2009, common shares were issued to Ms. Garvey in settlement of her deferred trustee fee account balance under a special payment election that was allowed under the transitional rules included in Section 409(A) of the Code. Mr. Lyons’ balance relates to his previous service on the board, receipt of which is deferred until January 2015.

(3) Represents the grant-date fair value of 9,259 fully vested Deferred Share Units (DSUs) which were awarded to each of our outside trustees who were elected at our annual meeting on May 20, 2009. Each DSU represents one of our common shares and the DSUs are fully vested when they are granted. DSUs accrue DEUs that are fully vested when accrued. The grant-date fair value of the DSUs is based on the closing price of our common shares on the date of grant, which was $8.10 per share. Receipt of the DSUs and associated accrued DEUs is deferred until the respective trustee’s service on the board is terminated. We first issued DSUs to our trustees in May 2004. Prior to that date, we issued share options to our trustees on an annual basis. As of December 31, 2009, our current trustees had the following DSUs and accrued DEUs associated with their service on the board, outstanding:

•	Mr. Feinberg	17,034
•	Mr. Fotiades	17,034
•	Ms. Garvey	13,406
•	Mr. Jackson	10,860
•	Mr. Jacobs	17,034
•	Mr. Steuert	17,034

•	Mr. Teixeira	17,034
•	Mr. Zollars	17,034
•	Ms. Zulberti	13,406

(4) Previously, we made annual grants of share options, some of which earned DEUs, to our outside trustees. The share options granted were fully vested and exercisable as of the date of grant. We began granting DSUs to our outside trustees in lieu of the option grants in May 2004. Additionally, Ms. Garvey, Mr. Steuert, and Ms. Zulberti were each granted 10,000 share options upon joining the board in 2005. As of December 31, 2009, the outstanding options, all of which are exercisable, and associated accrued DEUs, all of which are fully vested, held by our current trustees associated with their service on the board were as follows:

•	Mr. Feinberg: 10,000 options and 5,496 associated accrued DEUs consisting of 5,000 options each with an exercise price of $20.75 and an expiration date of May 18, 2010 and 5,000 options each with an exercise price of $20.80 and an expiration date of May 17, 2011. In May 2009, 5,000 share options issued to Mr. Feinberg expired without being exercised. These options earned DEUs while they were outstanding. Upon expiration, 3,261 accrued DEUs were distributed in the form of common shares to Mr. Feinberg.

•	Mr. Fotiades: 10,000 options consisting of 5,000 options each with an exercise price of $24.47 and an expiration date of June 12, 2012 and 5,000 options each with an exercise price of $27.56 and an expiration date of May 20, 2013.

•	Ms. Garvey: 10,000 options each with an exercise price of $43.80 and an expiration date of September 22, 2015.

•	Mr. Jacobs: 20,000 options and 5,496 associated accrued DEUs consisting of 5,000 options each with an exercise price of $20.75 and an expiration date of May 18, 2010, 5,000 options each with an exercise price of $20.80 and an expiration date of May 17, 2011, 5,000 options each with an exercise price of $24.47 and an expiration date of June 12, 2012 and 5,000 options each with an exercise price of $27.56 and an expiration date of May 20, 2013. In May 2009, 5,000 share options issued to Mr. Jacobs expired without being exercised. These options earned DEUs while they were outstanding. Upon expiration, 3,261 accrued DEUs were distributed in the form of common shares to Mr. Jacobs.

•	Mr. Steuert: 10,000 options each with an exercise price of $41.13 and an expiration date of May 18, 2015.

•	Mr. Teixeira: 5,000 options and 3,156 associated accrued DEUs each option with an exercise price of $20.75 and an expiration date of May 18, 2010. In May 2009, 5,000 share options issued to Mr. Teixeira expired without being exercised. These options earned DEUs while they were outstanding. Upon expiration, 3,261 accrued DEUs were distributed in the form of common shares to Mr. Teixeira.

•	Mr. Zollars: 10,000 options consisting of 5,000 options each with an exercise price of $24.47 and an expiration date of June 12, 2012 and 5,000 options each with an exercise price of $27.56 and an expiration date of May 20, 2013.

•	Ms. Zulberti: 10,000 options each with an exercise price of $41.13 and an expiration date of May 18, 2015.

Narrative Discussion to the Trustee Compensation for Fiscal Year 2009 Table

The compensation packages for the outside members of our board include both cash and equity components. The equity component is awarded under the terms of the Plan and our 2000 Share Option Plan for Outside Trustees. An executive officer who serves as a trustee does not receive any additional compensation for service on the board.

The cash component of our compensation to outside trustees consists of annual retainers and fees for attending meetings and serving as chairs of committees. Trustees may defer the receipt of their fees until after their service on our board is terminated under our Deferred Fee Plan for Trustees. Additionally, trustees may elect to have the amount of fees earned deposited into the DRP. Retainers and fees paid to our outside trustees are as follows:

•	Annual retainer: $50,000

•	Additional annual retainer for non-executive chairman: $85,000

•	Additional annual retainer for serving as chair of a committee: $10,000 except the board governance and nomination and the corporate responsibility committees which are $7,500

•	Attendance at board meetings: $1,500 per meeting

•	Attendance at committee meetings, except for earnings review meetings of the audit committee: $1,500 per meeting

Fees that are deferred are credited with our common shares to a hypothetical fee deferral account. The number of hypothetical common shares credited is based on the closing price of our common shares as of the date of deferral. The common shares in the hypothetical account earn dividends as if the number of common shares in the account were outstanding in the name of the trustee. Upon retirement from the board, the trustee is issued the number of common shares included in his or her hypothetical fee deferral account. However, each participating trustee has elected to defer receipt of such common shares until more than 60 days following his or her retirement from the board.

The equity component of our compensation to trustees consists of annual awards of DSUs that are fully vested as of the date of the grant. Since 2006, the value of the annual DSU award to our outside trustees has been $75,000. DSUs accrue fully vested DEUs over the period that the underlying DSUs are outstanding.

In December 2008, in light of the then current global economic conditions and recent market prices of our common shares, the board suspended certain requirements of the share ownership guidelines applicable to both executives and trustees. This suspension of the guidelines remained in effect until February 2010 (for named executive officers) and March 2010 (for trustees), when the board reinstated all of the guidelines with certain changes. The current guidelines are applicable for the named executive officers, certain other executives, and trustees. The guidelines require the trustee to maintain an ownership level in our common shares equal to five times their annual retainer (an aggregate of $250,000 for 2010). Shares included under the guidelines for trustees include common shares owned outright, vested DSUs, vested DEUs, shares held in the trustee’s hypothetical fee deferral account, and operating partnership units. Once the value prescribed in the ownership guidelines has been met by a trustee, the number of shares required to meet the guidelines at that point in time will be computed and will be fixed as the “required share count” for meeting the guidelines in future periods. Until such time as the guidelines are met, we will require the trustee to hold 50% of any share distributions.

The hedging policy portion of the previous guidelines have remained in effect and were not changed. Specifically, our trustees and the named executive officers are prohibited from hedging the economic risk associated with common shares held in compliance with our share ownership guidelines.

We reimburse our trustees for reasonable travel costs incurred to attend the meetings of the board and its committees.

EQUITY COMPENSATION PLANS

The 2006 Long-Term Incentive Plan and the 2000 Share Option Plan for Outside Trustees, as amended and restated in 2008, and their predecessor plans are the primary vehicles under which we have made equity-based compensation awards to our named executive officers and our outside trustees. In addition, we have an Employee Share Purchase Plan (ESPP), under which we have reserved shares that may be purchased by employees at a discounted price. Information regarding the common shares that may be issued under these plans, both of which have been approved by our shareholders, as of December 31, 2009, is as follows:

# of Securities Remaining
	# of Securities to be Issued	Weighted-Average	Available for Future Issuance
	Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (b)
Plan Category	(b)	(c)	(d)
(a)
Equity compensation plans approved by security holders(1)(2)(3)(4)	10,130,128	$32.25	8,363,166
Equity compensation plans not approved by security holders	—	—	—

(1) The amount in column (b) includes 6,038,700 common shares that can be issued upon the exercise of outstanding share options (of which 4,740,748 are vested to the holder) and 4,091,428 outstanding share awards (of which 677,633 are vested to the holder), including 603,983 DEUs associated with both outstanding share options and share awards (of which 328,462 are vested to the holder).

(2) The weighted-average exercise price in column (c) relates to the 6,038,700 outstanding share options reflected in column (b). Of the amount in column (b), 4,091,428 shares will be issued for no consideration, generally resulting from the granting of share awards (RSUs, CPSs, PSAs, DSUs, and DEUs).

(3) The amount in column (d) includes 3,761,076 common shares that are reserved for issuance under our equity compensation plans and 4,602,090 common shares that are reserved for issuance under our ESPP. Under the ESPP, participating employees may purchase our common shares at a discounted price of 85% of the market price, as defined. The aggregate fair value of common shares that an individual employee can acquire in a calendar year under the ESPP is $25,000.

(4) As of February 28, 2010, the common shares that can be issued upon the exercise of outstanding share options is 5,975,758 (of which 4,695,683 are vested to the holder), with a weighted average exercise price of $32.15 and a weighted average term to expiration of 5.0 years. As of February, 28, 2010, there are 5,521,122 outstanding share awards (of which 648,534 are vested to the holder), which includes 614,932 DEUs associated with both outstanding share options and share awards (of which 336,570 are vested to the holder). Additionally, as of February 28, 2010, there are 2,268,103 common shares that are reserved for issuance under our equity compensations plans and 4,519,240 common shares that are reserved for issuance under our ESPP.

APPROVE AND ADOPT AN AMENDMENT TO THE PROLOGIS 2006	Proposal 2

LONG-TERM INCENTIVE PLAN — INCREASE AUTHORIZED SHARES AND CERTAIN INDIVIDUAL GRANT LIMITS

To ensure that we have the continued ability to grant equity awards to our employees, which is an integral part of our compensation program, and to better support our current equity compensation strategy (e.g. 100% full value awards) and to reflect our current share price equity capitalization, the board, upon recommendation by the compensation committee, adopted, subject to shareholder approval, an amendment to the Plan to increase the authorized number of common shares that may be issued with respect to awards under the Plan and to increase the annual individual grant limits under the Plan with respect to certain full value awards. As of February 28, 2010, there were 2,268,103 shares available for future grant under the Plan. You are being asked to approve an amendment to the Plan to increase the number of common shares that can be issued under the Plan by 14,500,000 bringing the total number of shares available for future grant as of February 28, 2010 to 16,768,103 and to increase the maximum number of common shares that can be granted to any one participant during any calendar year as full value awards that constitute performance-based compensation (within the meaning of Section 162(m) of the Code) from 200,000 to 500,000. Should the one-time share option exchange program, which is the subject of Proposal 3 in this proxy statement, be approved the share options currently outstanding that are exchanged for RSUs will not be added back to the authorized reserve. See “Compensation Matters — Equity Compensation Plans.” Assuming a quorum is present, the affirmative vote of a majority of the common shares voted on the proposal at the meeting in person or by proxy will be required to approve this amendment to the Plan, provided that the total vote cast on the proposal represents over 50% of all shares entitled to vote on the proposal.

Long-term equity awards are a key element of our compensation program and accomplish the following objectives:

•	attract and retain employees;

•	attract and retain as outside trustees the highly competent individuals upon whose judgment, initiative, leadership, and continued efforts our success depends;

•	motivate participants, by means of appropriate incentives, to achieve long-range goals;

•	provide incentive compensation opportunities that are competitive with those of other corporations and real estate investment trusts; and

•	align Plan participants’ interests with those of our shareholders through compensation that is based on the value of our common shares, and thereby promote our long-term financial interests, including the growth in value of our equity and enhancement of long-term shareholder return.

Because we believe it is important for our employees and trustees to have an equity interest in ProLogis, the board has approved the amendment to the Plan to increase the authorized number of common shares that may be issued with respect to the awards under the Plan and to increase the individual grant limits for full value awards that constitute performance-based compensation in order to ensure that we have flexibility in making grants that satisfy Section 162(m) requirements should we decide to do so. The board is recommending this amendment to the Plan to our shareholders for approval. Approval of this amendment to the Plan will help achieve our goals and enable us to continue making long-term equity awards to employees and trustees at competitive levels. Specific terms and provisions of the Plan, including the proposed amendment contained in this Proposal 2 are summarized below.

The board of trustees unanimously recommends that the shareholders vote FOR the approval and adoption of the amendment to the 2006 Long-Term Incentive Plan to increase the shares authorized and certain individual grant limits.

Summary of the Plan

The following is a summary of the material terms of the Plan, as amended, assuming an increase in the authorized shares and the increase to the individual grant limits for certain full value awards which are the subject of this Proposal 2. The Plan was originally approved by our shareholders on May 26, 2006 and was effective as of that date. Subject to the approval of our shareholders at the annual meeting, amendments to the Plan will become effective as of the date of such approval (the Effective Date, which is expected to be May 14, 2010, the date of our annual meeting of shareholders), and if approved, will continue in effect until terminated by the board except as noted below, provided that if the amendments are not approved by our shareholders, the amendments to the Plan will not be effective. No awards may be granted under the Plan after May 26, 2016, the ten-year anniversary of the board’s original approval. Any awards that are outstanding after the Plan termination, however, will remain subject to the terms of the Plan.

Administration. The Plan is administered by a committee (the Committee) of two or more trustees (or a greater number if required for compliance with Rule 16b-3 issued under the Exchange Act) who are independent for purposes of NYSE listing requirements and are non-employee trustees for purposes of Rule 16b-3 under the Exchange Act. If an award is intended to constitute performance-based compensation (as described below), including options and stock appreciation rights (SARs), the Committee will consist solely of two or more outside trustees within the meaning of section 162(m) of the Internal Revenue Code and applicable regulations. In the case of awards to outside trustees, the Committee is the board. The Committee selects award recipients under the Plan (called Participants), the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. Subject to NYSE rules and applicable law, the Committee may delegate all or any portion of its responsibilities or powers under the Plan to persons selected by it. The board may, in its discretion, take any action under the Plan that would otherwise be the responsibility of the Committee.

Shares Reserved.  The shares with respect to which awards may be made under the Plan are common shares currently authorized but unissued or, as permitted by applicable law, currently held or acquired by us as treasury shares, including common shares purchased in the open market or in private transactions. At the discretion of the Committee, an award under the Plan may be settled in cash rather than common shares. The closing price with respect to a common share on March 16, 2010, was $14.21 per share.

The maximum number of common shares that may be delivered under the Plan is equal to the sum of (i) 20,250,000 common shares; plus (ii) any common shares that were available as of May 26, 2006 (the “Original Effective Date”) for issuance under our previous 1997 share plan and the 2000 Share Option Plan for Trustees (collectively the “Prior Plans”); plus (iii) common shares that are subject to outstanding awards granted under the Prior Plans that expire or are forfeited, canceled or settled for cash after the Original Effective Date without delivery of common shares or which result in the forfeiture of the common shares to the extent that such common shares would have been added back to the reserve under the terms of the applicable Prior Plans. Any common shares covered by an award under the Plan that expires or is forfeited or terminated without issuance of common shares (including common shares that are attributable to awards that are settled in cash or used to satisfy the applicable tax withholding obligation) will again be available for awards under the Plan.

The following additional limits apply to awards under the Plan: (i) no more than 5,750,000 common shares may be subject to incentive stock options (ISOs) granted under the Plan; (ii) the maximum number of common shares that may be covered by options and SARs granted to any one Participant in any one calendar year may not exceed 500,000 common shares; (iii) with respect to full value awards that are intended to be performance-based compensation, the maximum number of common shares that may be delivered pursuant to any such award granted to any one Participant during any calendar year, regardless of whether settlement of the award is to occur prior to, at the time of, or after the time of vesting, may not exceed 500,000 common shares; and (iv) in the case of cash incentive awards that are intended to be performance-based compensation, the maximum amount payable to any one Participant with respect to any performance period of twelve months (pro rated for performance periods of greater or lesser than 12 months) is $10,000,000. In the case of full value awards and cash incentive awards that are intended to be performance-based compensation, if the award is denominated in shares but an equivalent amount of cash is delivered (or vice versa), the foregoing limitations will be applied based on the methodology used by the Committee to convert common shares to cash (or vice versa). If delivery of cash or common shares is deferred until after the cash or common shares are earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the cash or common shares are earned will be disregarded.

In the event of a corporate transaction involving ProLogis, the Committee shall adjust awards when an equitable adjustment is required to preserve the benefits or potential benefits of awards. The Committee may adjust awards in other situations (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of common shares). Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan (including adjustments to the individual limitations described above); (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments that the Committee determines to be equitable, which may include, without limitation, (I) replacement of awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (II) cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that in the case of an option or SAR, the amount of such payment may be the excess of the value of the common shares subject to the option or SAR at the time of the transaction over the exercise price.

Awards under the Plan are not transferable except as designated by the Participant by will or by laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order or to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family).

Eligibility.  All employees and trustees of ProLogis or its subsidiaries are eligible to become Participants in the Plan, except that trustees may not be granted ISOs. ProLogis and its subsidiaries currently have approximately 1,135 employees.

Types of Awards.  The Plan provides for the grant of nonqualified share options (NQOs), ISOs, SARs, full value awards, and cash incentive awards.

Options. The Committee may grant ISOs or NQOs to purchase common shares, at an exercise price that is no less than the fair market value of a common share on the date the option is granted. ISOs may only be granted to employees of ProLogis or its subsidiaries. Except for reductions approved by our shareholders or adjustment for business combinations, the exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to us as consideration for the grant of a replacement option with a lower exercise price. Options will be exercisable in accordance with the terms established by the Committee provided that no option granted to an employee will be exercisable prior to the first anniversary of the grant date (subject to acceleration of exercisability and vesting, to the extent permitted by the Committee, in the event of the Participant’s death, disability, retirement, or in connection with a change in control (as defined below)). The full purchase price of each common share purchased upon the exercise of any option must be paid at the time of exercise of the option (except if the exercise price is payable through the use of cash equivalents, the exercise price may be paid as soon as practicable after exercise). Subject to applicable law, the purchase price of an option may be payable in cash or cash equivalents, common shares (valued at fair market value as of the day of exercise), or a combination thereof. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on the common shares acquired pursuant to the exercise of an option as the Committee determines to be desirable. Except as provided by the Committee at the time of grant, an option will expire on the earliest to occur of the following (i) the tenth anniversary of the grant date, (ii) the one-year anniversary after the Participant’s employment or service terminates for death, disability (as defined in the Plan) or retirement (age 60 and 5 years of service for employees; age 60 and 5 years of service as a trustee for trustees), (iii) the three-month anniversary after the Participant’s employment or service terminates other than for retirement, death, disability or cause (as defined in the Plan), or (iv) the date the Participant’s employment or service terminates for cause.

Stock Appreciation Rights. A SAR entitles the participant to receive the amount (in cash or common shares) by which the fair market value of a specified number of common shares on the exercise date exceeds an exercise price established by the Committee, which exercise price may not be less than the fair market value of the common shares at the time the SAR is granted. The Committee may grant a SAR independent of or in tandem with any option grant. The exercise price of a tandem option and SAR will be the same and the exercise of one will cancel the other. Generally, a SAR will be exercisable in accordance with the terms established by the Committee provided that no SAR granted to an employee will be exercisable prior to the first anniversary of the grant date (subject to acceleration of exercisability and vesting, to the extent permitted by the Committee, in the event of the participant’s death, disability, retirement, or in connection with a change in control). The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on common shares acquired pursuant to the exercise of a SAR as the Committee determines to be desirable. The expiration date of a SAR is subject to the same provisions as an option, as discussed above.

Full Value Awards. A full value award is the grant of one or more common shares or a right to receive one or more common shares in the future, subject to one or more of the following as determined by the Committee:

•	The Committee may grant full value awards in consideration of a participant’s previously performed services or in return for the participant surrendering other compensation that may be due.

•	The Committee may grant full value awards that are contingent on the achievement of performance or other objectives during a specified period.

•	The Committee may grant full value awards subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the participant, or the achievement of performance or other objectives.

Any full value awards will be subject to such other conditions, restrictions and contingencies as the Committee determines. If a full value award is made to an employee and the employee’s right to vesting of this full value award is conditioned on the completion of a specified period of service with ProLogis or its subsidiaries, without achievement of performance measures (as described below) or other performance objectives being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting will not be less than three years (subject, to the extent provided by the Committee, to pro rated vesting over the course of such three-year period and to accelerated vesting in the event of the Participant’s death, disability, retirement or involuntary termination or a change of control).

Cash Incentive Awards. A cash incentive award is the grant of a right to receive a payment of cash (or, in the discretion of the Committee, common shares having an equivalent value to the cash otherwise payable) that is contingent on achievement of performance objectives over a period established by the Committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies as determined by the Committee.

Performance-Based Compensation.  ProLogis will generally not be entitled to a U.S. income tax deduction for annual compensation in excess of $1 million paid to its chief executive officer and the four next most highly compensated officers (excluding, under current guidance, the chief financial officer). However, amounts that constitute “performance-based compensation” are not counted toward the $1 million limit. It is expected that, in general, options and SARs granted under the Plan will satisfy the requirements for “performance-based compensation”. The Committee may designate whether any full value awards or cash incentive awards being granted to any Participant are intended to be “performance-based compensation” as that term is used in section 162(m) of the Internal Revenue Code. Any such awards designated as intended to be “performance-based compensation” will be conditioned on the achievement of one or more performance measures, to the extent required by Internal Revenue Code section 162(m). The performance measures that may be used for such awards will be based on any one or more of the following performance criteria as selected by the Committee: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items) or net earnings; (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment (including cash flow return on investment), return on capital (including return on total capital or return on invested capital), or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow (before or after dividends), free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital or cash flow per share (before or after dividends); (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) share price or total shareholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance targets, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xix) funds from operations (FFO) or funds available for distribution (FAD); (xx) economic value added (or an equivalent metric); (xxi) share price performance; (xxii) improvement in or attainment of expense levels or working capital levels; or (xxiii) any combination of, or a specified increase in, any of the foregoing.

Where applicable, the performance targets may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of ProLogis, an affiliate of ProLogis, or a division or strategic business unit of ProLogis or may be applied to the performance of ProLogis relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The performance targets may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Performance targets will be determined in accordance with generally accepted accounting principles and will be subject to certification by the Committee, provided that the Committee will have the authority to exclude the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring events and the cumulative effects of tax or accounting principles each as identified in financial statements, notes to financial statements, management’s discussion and analysis or other SEC filings.

Change of Control.  In the event that (a) a Participant’s employment or service, as applicable, is terminated by us, our successor or one of our affiliates that is the Participant’s employer for reasons other than cause (as defined in the Plan) within 24 months following a Change in Control, or (b) the Plan is terminated by us or our successor following a Change in Control without provision for the continuation of outstanding awards under the Plan, all options and related awards which have not otherwise expired will become immediately exercisable and all other awards will become fully vested. For purposes of the Plan, a “Change in Control” generally occurs on the first to occur of the following: (1) the consummation of a transaction, approved by our shareholders, to merge ProLogis into or consolidate ProLogis with another entity, sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation, provided, however, that a Change in Control will not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which 50% or more of the beneficial ownership of the voting power of ProLogis, the surviving corporation or corporation directly or indirectly controlling ProLogis or the surviving corporation, as the case may be, is held by the same persons (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of ProLogis immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of ProLogis may be a new holder of such beneficial ownership; (2) the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of ProLogis is acquired, other than from ProLogis, by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar equity plan of ProLogis); or (3) at any time during any period of two consecutive years, individuals who at the beginning of such period were members of the board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by ProLogis’s shareholders, of each new trustee was approved by a vote of at least two-thirds of the trustees still in office at the time of such election or nomination who were trustees at the beginning of such period).

Generally, a Participant’s employment or service will be deemed to be terminated by ProLogis or the successor to ProLogis if the Participant terminates employment or service after (I) a substantial adverse alteration in the nature of the Participant’s status or responsibilities from those in effect immediately prior to the Change in Control, or (II) a material reduction in the Participant’s annual base salary and target cash bonus, if any, or, in the case of a Participant who is an outside trustee, the Participant’s annual compensation, as in effect immediately prior to the Change in Control. If, upon a Change in Control, awards in other shares or securities are substituted for outstanding awards, and immediately following the Change in Control the Participant becomes employed (if the Participant was an employee immediately prior to the Change in Control) or a trustee or board member (if the Participant was an outside trustee immediately prior to the Change in Control) of the entity into which ProLogis merged, or the purchaser of substantially all of the assets of ProLogis, or a successor to such entity or purchaser, the Participant will not be treated as having terminated employment or service for these purposes until such time as the Participant terminates employment or service with the merged entity or purchaser (or successor), as applicable.

Amendment and Termination.  The board may, at any time, amend or terminate the Plan, and the board or the Committee may amend any award, provided that no amendment or termination may adversely affect the rights of any Participant without the Participant’s written consent. Adjustments to the Plan and awards on account of business transactions (as described above) are not subject to the foregoing prohibition. The provisions of the Plan that prohibit repricing of options and SARs cannot be amended unless the amendment is approved by our shareholders. The Plan also permits the board to amend the Plan and any awards that are subject to section 409A of the Internal Revenue Code (relating to nonqualified deferred compensation) as it deems necessary to conform to section 409A.

United States Income Tax Considerations.

IRS CIRCULAR 230 NOTICE:  The following discussion is not intended or written by us to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed under U.S. tax laws. The discussion is written as part of the disclosure in this proxy, which is being used by us in connection with the promotion or marketing of the transactions addressed herein and each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

The following summary describes the typical U.S. federal income tax consequences of awards granted under the Plan based upon provisions of the Internal Revenue Code as in effect on March 16, 2010, and applicable guidance thereunder, all of which are subject to change (possibly with retroactive effect). This is not intended to be a complete analysis and discussion of the federal income tax treatment of awards under the Plan, and does not discuss estate or gift taxes or the income tax laws of any municipality, state or foreign country. We generally will be entitled to withhold any required taxes in connection with the exercise or payment of any award, and may require the Participant to pay such taxes as a condition to exercise or payment of an award.

Nonqualified Share Options. The grant of an NQO will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the common shares acquired over the exercise price for those common shares, and ProLogis will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon disposition of such common shares will be treated as capital gains and losses, with the basis in such common shares equal to the fair market value of the common shares at the time of exercise.

The exercise of an NQO through the delivery of previously acquired stock will generally be treated as a non-taxable, like-kind exchange as to the number of common shares surrendered and the identical number of common shares received under the option. That number of common shares will take the same basis and, for capital gains purposes, the same holding period as the common shares that are given up. The value of the common shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the Participant at the time of the exercise. The excess common shares will have a new holding period for capital gain purposes and a basis equal to the value of such common shares determined at the time of exercise.

Incentive Share Options. The grant of an ISO will not result in taxable income to the Participant. The exercise of an ISO will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of ProLogis or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Internal Revenue Code).

The excess of the fair market value of the common shares at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the Participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the Participant’s alternative minimum tax liability for the year of disposition of the common shares acquired pursuant to the ISO exercise, the Participant will have a basis in those common shares equal to the fair market value of the common shares at the time of exercise.

If the Participant does not sell or otherwise dispose of the common shares within two years from the date of the grant of the ISO or within one year after receiving the transfer of such common shares, then, upon disposition of such common shares, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain, and ProLogis will not be entitled to any deduction for Federal income tax purposes. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income, and a corresponding deduction will be allowed to ProLogis, at the time of the disposition of the common shares, in an amount equal to the lesser of (i) the excess of the fair market value of the common shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the common shares over the exercise price. If the amount realized exceeds the value of the common shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the common shares.

The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of an NQO; that is, as a non-taxable, like-kind exchange as to the number of common shares given up and the identical number of common shares received under the option. That number of common shares will take the same basis and, for capital gain purposes, the same holding period as the common shares that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new common shares to receive ISO treatment. Common shares received in excess of the number of common shares given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess common shares received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the common shares received from the exchange, it will be treated as a disqualifying disposition of the common shares with the lowest basis.

If the exercise price of an ISO is paid with common shares of ProLogis acquired through a prior exercise of an ISO, gain will be realized on the common shares given up (and will be taxed as ordinary income) if those common shares have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the common shares received.

Stock Appreciation Rights. A Participant generally will not realize any taxable income upon the grant of a SAR. Upon the exercise of the SAR, the Participant will recognize ordinary income in an amount equal to the amount of cash and/or the fair market value, at the date of such exercise, of the common shares received by the Participant as a result of such exercise. ProLogis will generally be entitled to a deduction in the same amount as the ordinary income realized by the Participant.

Full Value Awards. The federal income tax consequences of a full value award will depend on the type of award. The tax treatment of the grant of common shares depends on whether the shares are subject to a substantial risk of forfeiture (determined under Internal Revenue Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the Participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the Participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time. If the shares are not subject to a substantial risk of forfeiture or if the Participant elects to be taxed at the time of the grant of such shares under Section 83(b) of the Internal Revenue Code, the Participant will recognize taxable income at the time of the grant of shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions. If the shares are forfeited before the restrictions lapse, the Participant will be entitled to no deduction on account thereof. The Participant’s tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the Participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.

In the case of other full value awards, the Participant generally will not have taxable income upon the grant of the award provided that there are restrictions on such awards that constitute a substantial risk of forfeiture under applicable Internal Revenue Code rules. Participants will generally recognize ordinary income when the restrictions on awards lapse, or on the date of grant if there are no such restrictions. At that time, the Participant will recognize taxable income equal to the cash or the then fair market value of the shares issuable in payment of such award, and such amount will be the tax basis for any shares received. In the case of an award which does not constitute property at the time of grant (such as an award of units), Participants will generally recognize ordinary income when the award is paid or settled.

ProLogis generally will be entitled to a tax deduction in the same amount, and at the same time, as the income is recognized by the Participant.

APPROVE AND ADOPT AMENDMENTS TO CERTAIN PROLOGIS EQUITY INCENTIVE PLANS — ALLOW FOR A ONE-TIME SHARE OPTION EXCHANGE PROGRAM FOR EMPLOYEES, OTHER THAN NAMED EXECUTIVE OFFICERS AND TRUSTEES	Proposal 3

In light of the decline in our share price since late 2008, and to provide for renewed incentives to certain of our employees who have been participants in the Plan, we are seeking shareholder approval for amendments to certain of our equity incentive plans to allow for a one-time share option exchange program. If implemented, this one-time share option exchange program would allow certain of our employees to surrender outstanding share options that are substantially “underwater” (i.e., those options with an exercise price that is significantly greater than our current share price) for cancellation in exchange for a lesser number of restricted share units, or RSUs, to be granted under the Plan. Exchange ratios will be designed to result in a fair value of the replacement RSUs to be granted that will be approximately equal to the fair value of the options that are surrendered. Share options with an exercise price below the applicable 52-week high trading price for our common shares will not be included in the share option exchange program. These thresholds are intended to ensure that only options that are substantially “underwater” are eligible for the exchange program. RSUs issued in the exchange program will have additional vesting requirements. Named executive officers, trustees, and former employees and trustees will not be eligible to participate in the exchange program. Assuming a quorum is present, the affirmative vote of a majority of the common shares voted on the proposal at the meeting in person or by proxy will be required to approve these amendments to the equity compensation plans, provided that the total vote cast on the proposal represents over 50% of all shares entitled to vote on the proposal. If approved, we intend to commence the exchange program as soon as practicable. No exchange program will be implemented that has not been approved by our shareholders.

Overview

ProLogis, like most companies, was impacted by the pervasive and fundamental disruptions of the global financial markets, primarily beginning late in the third quarter of 2008, and we experienced a significant correction to our share price during the latter part of 2008. Contributing to the share price decline were liquidity concerns due to our debt levels and the timing of certain debt maturities. Since that time, we believe that we have been very successful in our efforts to reposition the company and to focus on conserving capital and strengthening our balance sheet which has been reflected in our share price to the extent that it has recovered from the previous lows experienced in late 2008 and early 2009. However, the repositioning of the company and the activities undertaken to address liquidity concerns over the last 18 months have resulted in declines in operating income (due to discontinuing our CDFS business segment which was necessitated by a change in business strategy), the recognition of impairment charges on certain of our investments, and the issuance of common shares which had a dilutive impact on previous shareholders. Consequently, we do not currently believe that our share price will return, in the near-term, to the previous levels. As such, certain of our employees hold share options with exercise prices that are substantially higher than the current trading price of our common shares and higher than the trading prices of our common shares over the last 12 to 18 months. Because of this, and due to the continuing challenges that we face with respect to the economy and the global financial markets, the compensation committee and the board no longer believe that these underwater share options meet the original incentive and retention objectives of our compensation program. Accordingly, the board believes this share option exchange program, as designed and discussed in more detail below, best serves the interests of our employees and shareholders by allowing us to:

•	Provide renewed retention and incentives among employee participants. Currently, there are 2,016,066 share options that would be eligible for the share option exchange program. These options are held by active participants in our equity incentive plans, other than named executive officers and trustees who are excluded from the program. All of these options are underwater and the weighted average exercise price of these options is $41.86, while the closing price of our common shares on March 16, 2010 was $14.21. As a result, these share options do not currently provide meaningful retention or incentive value to our employees. Under the share option exchange program, eligible option holders would be able to surrender certain underwater options for new RSUs, with additional vesting requirements. These vesting requirements will help ensure our affected employees’ commitment to ProLogis, in particular, since they must remain employed for two years following the conclusion of the share option exchange program in order to realize the full value of the RSUs. Employees who no longer have an equity stake in ProLogis due to underwater share options might seek employment with another company. The cost of replacing a significant portion of our workforce, or even certain key contributors, could be substantial. We believe that the share option exchange program will allow us to further motivate and incentivize employees toward achieving our long-term recovery objectives and to retain critical talent, both of which are in the best interest of our shareholders.

•	Decrease the overhang by issuing a lesser number of RSUs for the surrendered and cancelled share options. Assuming that all eligible share options are exchanged, approximately 2.0 million share options will be exchanged for a lesser amount of RSUs based on the assumptions described below. This overhang reduction (reduction to the number of awards that have been granted but not yet converted into common shares), will serve to minimize the dilution of our shareholders’ interests. Share options that are exchanged will not be added back to the authorized reserve under the Plan.

•	Reduce pressure for additional grants. If we are unable to implement the share option exchange program, we may be pressured to issue additional equity awards at current market prices or pay additional cash compensation to our employees, which would increase our equity overhang and, in either case, create incremental compensation expense.

•	Optimize value of past compensation costs. Under the applicable accounting rules, we began expensing costs associated with our share options in 2006. We will expense the costs of these options even though they are underwater and will likely never be exercised. We are proposing to replace share options that have little or no retention or incentive value with RSUs that will provide better retention and incentives, in a manner that is not expected to create additional compensation expense (a value-for-value exchange), other than immaterial compensation expense that might result from fluctuations in our share price after the exchange ratios have been set but before the exchange actually occurs. The share option exchange program, as proposed, is a more cost-effective way to provide retention and performance incentives to our key contributors than issuing incremental equity awards or paying additional cash compensation.

The board believes that the proposed share option exchange program is in the best interests of our shareholders because it will provide us with the ability to retain experienced employees and continue to align the interests of our employees and our shareholders in this challenging environment.

Summary of Material Terms

The proposed amendments provide for a share option exchange program with the following material terms:

•	All U.S. and non-U.S. equity incentive plan participants, except as noted below, who hold share options will be eligible. However, we may subsequently exclude participants in a particular jurisdiction should we determine that local regulations either prohibit the share option exchange or minimize the benefits of the share option exchange to a point where it is not practicable.

•	Named executive officers and trustees are not eligible for the share option exchange program. Further, holders of options who are not in our employ as of the commencement date and the completion date of the share option exchange program are also excluded.

•	Share options with an exercise price greater than our 52-week high trading price prior to the commencement of the share option exchange program will be eligible. Based on our 52-week high trading price as of March 16, 2010 of $14.70, all share options held by active equity incentive plan participants, who are not named executive officers or trustees, are eligible for the exchange.

•	The exchange ratio that will be applied to determine the number of RSUs granted upon the surrender of a share option will be determined as of the start of the share option exchange program and will be determined in such a manner as to provide for the receipt of RSUs that have a fair value generally equal to the fair value of the share option that is exchanged. We will establish the exchange ratios prior to the commencement of the share option exchange program and the ratios will be based on the then-current fair value of the share options to be exchanged, calculated using the binomial option pricing model, using our common share price at the start of the share option exchange program, the original exercise prices of the share options to be exchanged, the remaining terms of the share options to be exchanged, the expected volatility of our common share price, our expected dividend yield, and then-current risk-free interest rates corresponding to the remaining terms of the share options. The share option exchange will not be a one-for-one exchange. Rather, participating employees will receive a smaller number of RSUs than the number of share options for which they are exchanged.

•	The replacement RSUs will not be vested as of the date they are granted. RSUs received in exchange for fully vested, exercisable share options will have a two-year vesting period based on continued employment (50% of the RSUs will vest on the first anniversary of the new grant date and the remaining 50% will vest on the second anniversary of the new grant date). RSUs received in exchange for unvested, unexercisable share options will vest two years after the original vesting date of the share option exchanged based on continued employment (50% of the RSUs will vest one year after the original vesting date and the remaining 50% will vest two years after the original vesting date).

•	The share option exchange program will commence within 12 months after the date the program is approved by our shareholders. If the share option exchange program does not commence within such time frame, any future share option exchange or similar program will require a new shareholder approval.

The terms of the share option exchange program are expected to be materially the same as the terms described in this Proposal 3. However, the board and the compensation committee will have the sole discretion to change the terms of the share option exchange program to incorporate current circumstances and local regulations. Further, the board and the compensation committee may also determine to not implement the share option exchange program even if it is approved by our shareholders.

If this Proposal 3 is not approved by the shareholders, eligible share options will remain outstanding and in effect in accordance with their existing terms.

Reasons for the Share Option Exchange Program

We believe that our employees are integral and vital to the long-term success of ProLogis. As such, it is imperative that we retain, compensate, and motivate these employees who we will rely on to implement our business strategy, achieve our goals and objectives, and guide us through the continuing difficult economic environment. The long-term equity awards component of our compensation program is integral to our ability to encourage employees to make long-term career commitments to us and our shareholders. Many, if not most, of the employees who will be eligible for the share option exchange program do not consider their existing share options as having any value to them and, therefore, the original retention objective of the award is lost. In addition, the value of the share options has been further diluted as a result of the equity offering that was completed in 2009 as part of our efforts to address liquidity concerns and strengthen our balance sheet. The ability to retain and motivate our current employees is a primary concern of the board and our compensation committee given the recent economic difficulties experienced by us and the important roles these employees are expected to play in the achievement of the performance goals and objectives established for 2010.

Our common share price decreased significantly since late 2008. Consequently, when our named executive officers and our trustees are excluded, we do not currently have an employee participant in our equity incentive plans who holds a share option that is not underwater, and the majority of these share options are significantly underwater. Currently, there are 2,016,066 share options that would be eligible for the share option exchange program. All of these options are underwater and the weighted average exercise price of these options is $41.86, while the closing price of our common shares on March 16, 2010 was $14.21. The lowest exercise price applicable to these options is $20.675 while the highest exercise price is $64.82. Due to the significant differences between the exercise prices of these outstanding share options and the current market price of our common shares, these share options do not provide us with any confidence that employees would stay with us should other alternatives become available to them in the marketplace.

Alternatives Considered

The compensation committee and the board, in addition to evaluating the proposed share option exchange program, considered these other alternatives, which were rejected in favor of the share option exchange program discussed in more detail below:

•	Provide for additional compensation currently:

•	Additional cash compensation: Increases in base salaries and target cash bonus levels were considered. This alternative was rejected because it would increase our overall compensation cost and negatively impact our operating results and our cash flow during a period when we are focused on liquidity issues. Further, cash compensation would not provide a retention mechanism nor would there be a reduction to our overhang.

•	Grant additional equity awards: Granting of additional equity awards (share options with exercise prices at current market prices or full value awards) would increase our overhang and dilute the interests or our shareholders, increase our overall compensation costs, and negatively impact our operating results.

•	Implement other forms of an exchange program:

•	Exchange options for cash: Exchanging share options for cash was rejected for many of the same reasons that the additional cash compensation alternative was rejected. The primary disadvantage of this type of program is that it does not provide adequate future employee retention value over the long-term.

•	Exchange options for new options: Exchanging share options for new options with an exercise price based on the current market value for our common shares would accomplish many of the same retention and motivation objectives of the proposed program and would have substantially the same accounting impact. However, exchanging underwriter share options for new share options with exercise prices at current market prices would result in higher overhang and potential dilution to our shareholders. In addition, share options are tied only to share price appreciation and, therefore, are not as closely aligned with the interests of shareholders as full-value awards, which are tied to total shareholder return which includes both share price appreciation and dividends. This is particularly significant because, as a real estate investment trust, a significant portion of our total shareholder return is often delivered in the form of a dividend. For many of these same reasons, our current equity compensation program does not use share options.

Given the issues that we face in securing the continued loyalty and goodwill of our employees and, after careful consideration, the compensation committee recommended to the board that we implement the share option exchange program as described below. The compensation committee believes this program is the most suitable alternative for our employees and our shareholders for the following reasons:

•	The share option exchange program is fair and consistent with our compensation philosophy. Eligible participants will surrender underwater share options and receive a lesser number of RSUs which will vest over the following two years, or longer depending on the current vesting schedule of the surrendered share options. The share option exchange program is consistent with our compensation philosophy in that it restores the competitive incentives of our compensation program, provides retention incentives for employees, most closely aligns the interests of our employees and shareholders, and reinforces our strategic performance objectives as employees will benefit from share price increases and dividends along with our shareholders.

•	The share option exchange ratio will be calculated to return value to our shareholders. When calculated, the share option exchange ratio will result in a “value for value” exchange in that the fair value, for accounting purposes, of the RSUs granted under the share option exchange program will approximate the fair value of the share options that are surrendered. Consequently, we believe that there will not be additional compensation cost associated with the share option exchange program, other than immaterial expense that might result from fluctuations in our share price after the share option exchange ratios have been set but before the share option exchange actually occurs. The proposed share option exchange program represents a reasonable and balanced approach with the potential for a significant positive impact on employee retention, motivation and performance.

•	The overhang from the underwater share options will be reduced. We are currently not able to exclude the underwater share options from our equity award overhang until the share options expire or are exercised. Given that the share options are so far underwater, it is unlikely they will be exercised and they will likely remain a part of overhang until expiration. The weighted average remaining term of the share options that are eligible for the share option exchange program is 5.1 years. The share option exchange program will eliminate this ineffective overhang and replace it with far fewer RSUs. Share options that are exchanged will not be added back to the authorized reserve under the Plan.

•	Our named executive officers and trustees are not eligible to participate in the exchange program. While our named executive officers and our trustees also hold share options that are significantly underwater, they are not eligible to participate in the share option exchange program because we believe that the compensation of our named executive officers and trustees should remain at greater risk based on our share price.

Details of the Share Option Exchange Program

Implementation

The share option exchange program has not commenced and will not commence unless our shareholders approve this proposal to amend certain of our equity incentive plans to allow for the share option exchange program. The share option exchange program has been approved by our board, upon recommendation from our compensation committee, subject to shareholder approval. However, the board and the compensation committee will have the discretion to change the terms of the share option exchange program to incorporate current circumstances and local regulations. Further, the board and the compensation committee may also determine to not implement the share option exchange program even if it is approved by our shareholders.

Should our shareholders approve this proposal to amend the equity incentive plans and our board and compensation committee determine to commence the share option exchange program, eligible employees will be offered the opportunity to participate in the share option exchange program pursuant to a written offer that will be distributed to all eligible employees. Eligible employees will be given at least 20 business days in which to accept the offer of the new RSUs in exchange for the surrender of their eligible share options. The surrendered share options will be cancelled on the first business day following this election period. The new RSUs will be granted under the Plan on the date of cancellation of the surrendered options.

Prior to commencement of the share option exchange program, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as shareholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at www.sec.gov.

Eligibility

If implemented, the share option exchange program will be open to all of our active U.S. and non-U.S. employees who hold share options that have a per share exercise price greater than the highest per-share trading price of our common shares for the 52-week period immediately preceding the start of the share option exchange program, except where we determine that it is infeasible or impractical to offer the share option exchange program under local regulations. Our named executive officers and trustees will not be eligible to participate in the share option exchange program. Based on the assumptions described below, as of March 16,

2010, we estimate that all of our eligible employees holding share options would be eligible to participate in the share option exchange program. The share option exchange program also will not be available to any former employees or trustees. An active employee who tenders his or her share options for exchange must also remain an eligible employee through the date the new RSU grant is made following the completion of the share option exchange program in order to receive the new RSUs. Active employment does not include any period of “garden leave” or notice periods that may be provided for under local law. If the holder of a share option is no longer an active employee with us for any reason, including layoff, termination, voluntary resignation, death, or disability, on the date that the share option exchange program is commenced, that option holder cannot participate in the share option exchange program. If the holder of a share option does not remain actively employed through the date that the new RSU grant is made following the completion of the share option exchange program, regardless of the reason for such termination, even if he or she had elected to participate and had tendered his or her share options for exchange, such employee’s tender will automatically be deemed withdrawn and he or she will not participate in the exchange. He or she will retain his or her outstanding share options in accordance with their original terms and conditions, and he or she may be able to exercise them during a limited period of time following termination of employment in accordance with their terms and to the extent that they are vested.

A vote by an employee who is also a shareholder in favor of this proposal at the annual meeting does not constitute an election to participate in the share option exchange.

Exchange Ratios

Exchange ratios will be designed to result in a fair value, for accounting purposes, of the replacement RSUs that will be approximately equal to the fair value of the eligible share options that are surrendered in the share option exchange program (based on valuation assumptions made when the share option exchange program commences). These ratios will be designed to make the grant of replacement RSUs accounting expense neutral. The actual exchange ratios will be determined by the compensation committee shortly before the start of the share option exchange program.

The exchange ratios will be established by grouping together eligible share options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. These exchange ratios will be based on the fair value of the eligible share options (calculated using the binomial option pricing model) within the relevant grouping. The calculation of fair value using the binomial model takes into account many variables, such as our common share price at the time of the exchange, the original exercise prices of the share options to be exchanged, the remaining terms of the share options to be exchanged, the expected volatility of our common share price, our expected dividend yield, and then-current risk-free interest rates corresponding to the remaining terms of the share options to be exchanged. Setting the exchange ratios in this manner is intended to result in the issuance of replacement RSUs that have a fair value approximately equal to or less than the fair value of the surrendered share options they replace which is expected to eliminate any additional compensation cost that would be recognized on the replacement RSUs, other than immaterial compensation expense that might result from fluctuations in our share price after the exchange ratios have been set but before the exchange actually occurs.

The exchange ratios, when applied to the number of share options that an employee chooses to surrender, will determine the number of RSUs that will be received. New RSU grants calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Fractional RSUs will not be issued.

The exchange ratios set forth below are for illustrative purposes only. They were established using the binomial option pricing model with the following assumptions: (i) an illustrative share price of $9.36 (the trailing 200-day average closing price of our common shares as of December 1, 2009); (ii) the eligible share options’ exercise prices, (iii) expected annualized volatility of 105.9%; (iv) expected terms ranging from 0.7 to 8.4 years; (v) risk-free interest rate of 5.06%; and (vi) dividend yield of 22.12% (which is based on our actual annual dividend paid for 2008 of $2.07 per share as applied to the 200-day average closing price as of December 1, 2009) . In addition, it was assumed that the highest per-share trading price of our common shares for the 52-week period immediately preceding the start of the share option exchange program was below $20.675 resulting in approximately 2.0 million options being eligible for the exchange. The exchange ratios were then determined by assuming a $9.36 per share value for each RSU to be issued in the share option exchange program.

The illustrative exchange ratios for new RSUs granted in exchange for surrendered share options are set forth in the table below.

Exchange Ratio
Exercise Price of Eligible	(Surrendered Share Options
Employee Share Option Grants	to New RSU)
$20.675 to $24.755	5.96 to 1
$29.41 to $31.265	4.70 to 1
$34.08 to $34.925	4.63 to 1
$40.865 to $45.46	5.09 to 1
$54.51 to $59.92	5.71 to 1
$60.60 to $64.82	5.64 to 1

For purposes of example only, if a participating employee exchanged 100 eligible share options each exercisable for one common share at an exercise price of $29.41 per share and the exchange ratio was one replacement RSU for every 4.70 surrendered eligible share options, the employee would receive 21 replacement RSUs in exchange for the surrendered eligible share options (100 divided by 4.70). If the employee also exchanged another 100 eligible share options each exercisable for one common share at an exercise price of $60.60 per share and the exchange ratio was one replacement RSU for every 5.64 surrendered eligible share options, the employee would receive 17 replacement RSUs in exchange for the surrendered eligible share options (100 divided by 5.64).

Continuing this example, if we assume that all eligible share options (as of March 16, 2010) remain outstanding and the holders of the share options remain eligible to participate in the share option exchange program, the following table summarizes information regarding the eligible share options and the replacement RSUs that would be granted in the exchange:

	Number of	Weighted
	Shares	Average	Weighted Average		Number of
	Underlying	Exercise Price	Remaining Life of		Replacement RSUs
Exercise Prices of	Eligible Share	of Eligible Share	Eligible Share Options		That May be
Eligible Share Options	Options	Options	(Years)	Exchange Ratio	Granted
$20.675 to $24.755	383,510	$23.60	1.70	5.96	64,347

$29.41 to $31.265	273,017	$30.06	3.77	4.70	58,089

$34.08 to $34.925	381,652	$34.90	4.72	4.63	82,430

$40.865 to $45.46	331,168	$44.80	5.88	5.09	65,062

$54.51 to $59.92	292,094	$59.78	6.95	5.71	51,155

$60.60 to $64.82	354,625	$60.64	7.96	5.64	62,877

Weighted Average Total	2,016,066	$41.86	5.10		383,960

The foregoing exchange ratios are provided merely as an example of how we would determine the exchange ratios if we were commencing the share option exchange program based on a $9.36 share price and assumed dividend yield of 22.12%. Based on the assumptions used in this example, the approximately 2.0 million share options eligible for exchange would have an aggregate fair value of approximately $3.6 million. The actual exchange ratios will be determined at the time the share option exchange program commences based on more current information about our share price, volatility, dividend yield (our current annual dividend is $0.60 per share), etc. However, we will use the same value-for-value methodology as outlined above such that the new RSUs granted will have a fair value no greater than the share options that are surrendered. The number of replacement RSUs a participating employee will receive with respect to a surrendered eligible share option will be determined by converting the number of shares underlying the surrendered eligible share options according to the applicable exchange ratio and rounding down to the nearest whole share. The total number of replacement RSUs may be greater than the number set forth in the preceding example, but under no circumstances will the final exchange ratios result in a number of issuable RSUs that exceeds the number of share options being surrendered.

Election to Participate

Participation in the share option exchange program is voluntary and eligible employees may make an election to surrender all or a portion of their eligible share options that have an exercise price greater than the highest per share trading price of our common shares for the 52-week period immediately preceding the start of the share option exchange program in exchange for new RSUs in accordance with the actual exchange ratios, which will be determined at the time the share option exchange program commences.

Vesting of Replacement RSUs

The replacement RSUs granted under the share option exchange program will not be vested as of the date they are granted regardless of whether the surrendered share option was fully vested. RSUs received in exchange for fully vested, exercisable share options will have a two-year vesting period (50% of the RSUs will vest on the first anniversary of the new grant date and the remaining 50% will vest on the second anniversary of the new grant date), subject to the participant’s continued employment. RSUs received in exchange for unvested, unexercisable share options will have a two-year vesting period (50% of the RSUs will vest one year after the original vesting date of the share option exchanged and the remaining 50% will vest two years after the original vesting date of the share option exchanged), subject to the participant’s continued employment. Any portion of the replacement RSUs that are not vested at termination of employment will be forfeited. As described above, the new RSUs will be completely unvested on the date of grant, regardless of whether the surrendered share options were partially or completely vested.

Term and Conditions of Replacement RSUs

The terms and conditions of the replacement RSUs will be governed by the terms and conditions of the Plan and the terms related to the RSUs. In certain jurisdictions we may not be able to administer the share option exchange program as proposed above given local regulations. In those instances, modifications will be determined by the compensation committee that adequately address the objectives of the share option exchange program with respect to employee retention and motivation while keeping with the underlying principles of the share option exchange program that was approved by the shareholders. Of the share options eligible for exchange, 69% are held by employees in the U.S. We expect that the share option exchange program can be administered as presented in this proposal for all U.S. employees.

U.S. Federal Income Tax Consequences and Other Tax Consequences

The share option exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and our participating employees should recognize no income for U.S. federal income tax purposes upon the issuance of the replacement RSUs. The tax consequences of the share option exchange in foreign jurisdictions will depend on applicable foreign tax rules and regulations and will be fully disclosed to participants subject to the tax laws of foreign jurisdictions as part of the offer to exchange share options.

Accounting Impact

The intent of the share option exchange program is that it will not result in additional compensation expense, (other than immaterial compensation expense that might result from fluctuations in our common share price after the exchange ratios have been set but before the exchange actually occurs). Based on this objective, the average fair value of the RSUs granted to employees in exchange for surrendered share options, measured as of the date such awards are granted will approximate the fair value of the surrendered share options. The unamortized compensation expense from the surrendered share options and incremental compensation expense, if any, associated with the new awards under the share option exchange program will be recognized over the service period of the new awards. If any portion of the new awards granted is forfeited due to termination of employment, the compensation cost for the forfeited portion of the award generally will not be recognized. Based on the assumptions described under “— Exchange Ratios” above, and assuming that our share price does not materially fluctuate between the establishment of the exchange ratios and the date the exchange actually occurs, then, as a result of the share option exchange, we would not expect to recognize any material accounting charges as a result of the share option exchange program.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the share option exchange program will be described in a tender offer document that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the share option exchange program to comply with potential SEC comments. In addition, it is currently our intention to make the share option exchange program available to our eligible employees, including those employees who are located outside of the U. S., where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we will make modifications to the terms offered to employees in countries outside the U.S. to comply with local requirements, or for tax or accounting reasons.

Benefits of the Share Option Exchange to Eligible Employees

Because the decision whether to participate in the share option exchange program is completely voluntary, we are not able to predict who will participate in, and therefore benefit from, the share option exchange program. We are also not able to predict how many share options any particular group of employees will elect to exchange or the number of new RSUs that we may grant. As noted above, however, our named executive officers and our trustees are not eligible to participate in the share option exchange program. The share option exchange program also will not be available to any of our former employees or trustees.

Effect on Shareholders

The share option exchange program was designed to provide renewed incentives and motivate the eligible employees to continue to create shareholder value and reduce the number of shares currently subject to outstanding share options, thereby avoiding the dilution in ownership that normally results from additional grants under the Plan. We are unable to predict the precise impact of the share option exchange program on our shareholders because we cannot predict which or how many employees will elect to participate in the share option share exchange program, and which or how many eligible share options such employees will elect to exchange. The approximate reduction in the number of shares underlying share options outstanding assuming that 100% of eligible share options are exchanged and new awards are issued in accordance with the exchange ratios set forth above is presented in the tables under “— Exchange Ratios.”

Text of Amendments to Existing Equity Incentive Plans

In order to allow us to implement the share option exchange program in compliance with our equity incentive plans and applicable NYSE listing rules, our compensation committee recommended and our board approved amendments to our equity incentive plans, subject to adoption and approval of the amendments by our shareholders. We are seeking shareholder approval to amend the Plan and our 1997 Long-Term Incentive Plan to allow for the share option exchange program notwithstanding any provision to the contrary in such plans. The amendments will read substantially as follows:

“Notwithstanding any other provision of the Plan to the contrary, upon approval of this amendment to the Plan by ProLogis’ shareholders in accordance with the terms of the Plan, the Board or the Compensation Committee of the Board may provide for, and ProLogis may implement, a one-time-only share option exchange offer, pursuant to which certain outstanding share options (whether granted under the Plan or another Plan of ProLogis) could, at the election of the person holding such share option, be tendered to ProLogis for cancellation in exchange for the issuance of a lesser amount of restricted share units under the Plan, share options or cash payments, provided that such one-time-only share option exchange offer is commenced within 12 months of the date of such shareholder approval. Share options that are exchanged will not be added back to the authorized reserve under the Plan.”

The 1997 Long-Term Incentive Plan is substantially similar to the ProLogis 2006 Long-Term Incentive Plan. Currently, there are awards relating to approximately 3.9 million common shares outstanding under the 1997 plan. No additional awards may be granted under the 1997 plan. A comprehensive discussion of the material terms of the Plan and the U.S. federal income tax consequences of awards granted under the Plan is included in Proposal 2 of this proxy statement and is incorporated into this proposal by this reference.

The board of trustees unanimously recommends that the shareholders vote FOR the approval and adoption of the amendments to certain ProLogis equity incentive plans to allow for a one-time share option exchange program for employees, other than named executive officers and trustees.

AUDIT COMMITTEE REPORT

The purpose of the audit committee is to be an informed, vigilant, and effective overseer of our financial accounting and reporting processes consistent with risk mitigation appropriate in the circumstances. The committee is directly responsible for the appointment, compensation, and oversight of our independent public accounting firm. The committee is comprised of the five trustees named below. Each member of the committee is independent as defined by the SEC and in the NYSE listing standards. In addition, our board has determined that D. Michael Steuert is an audit committee financial expert as defined by SEC rules. Management is responsible for the company’s internal controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements and the effectiveness of the company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and issuing reports thereon. The committee is responsible for overseeing the conduct of these activities. The committee’s function is more fully described in its charter which has been approved by our board. The charter can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm.

We have reviewed and discussed the company’s audited financial statements for the fiscal year ended December 31, 2009, and unaudited financial statements for the quarterly periods ended March 31, June 30, and September 30, 2009, with management and KPMG LLP, the company’s independent registered public accounting firm. We also reviewed and discussed management’s assessment of the effectiveness of the company’s internal control over financial reporting. The committee has discussed with KPMG LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants. KPMG LLP has provided to the company the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP, its independence. The committee also concluded that KPMG LLP’s performance of non-audit services, as pre-approved by the committee and described in the next section, to us and our affiliates does not impair KPMG LLP’s independence.

Based on the considerations referred to above, the audit committee recommended to our board of trustees that the audited financial statements be included in our Annual Report on Form 10-K for 2009. The foregoing report is provided by the following outside trustees, who constitute the committee.

D. Michael Steuert (Chair)
George L. Fotiades
Christine N. Garvey
Donald P. Jacobs
Andrea M. Zulberti

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In addition to retaining KPMG LLP to audit our consolidated financial statements for 2009, we retained KPMG LLP to provide certain tax and other services in 2009. In the course of KPMG LLP’s provision of services on our behalf, we recognize the importance of KPMG LLP’s ability to maintain objectivity and independence in its audit of our financial statements and the importance of minimizing any relationships that could appear to impair that objectivity. To that end, the audit committee has adopted policies and procedures governing the pre-approval of audit and non-audit work performed by our independent registered public accounting firm. The independent registered public accounting firm is authorized to perform specified pre-approved services up to certain annual amounts which vary by the type of service provided. Individual engagements anticipated to exceed pre-established thresholds must be separately approved. All of the fees reflected below for 2009 were either specifically pre-approved by the audit committee or pre-approved pursuant to the audit committee’s Audit and Non-Audit Services Pre-Approval Policy. These policies and procedures also detail certain services which the independent registered public accounting firm is prohibited from providing to the company.

The following table represents fees for professional audit services rendered by KPMG LLP for the audit of the company’s consolidated financial statements for 2009 and 2008 and fees billed for other services rendered by KPMG LLP:

Types of Fees	2009	2008
Audit fees(1)	$3,050,199	$3,371,018
Audit-related fees(2)	25,500	24,000
Tax fees(3)	255,000	681,023
All other fees(4)	—	2,918

Totals	$3,330,699	$4,078,959

(1) Audit fees consists of fees for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q, including all services required to comply with the standards of the Public Company Accounting Oversight Board (United States), and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work). Additionally, amounts include fees for services associated with comfort letters, statutory audits, and reviews of documents filed with the SEC (fees for registration statements and comfort letters in 2009 were $199,625 and in 2008 were $180,250).

(2) Audit-related fees consist of fees for assurance and related services associated with the review of the ProLogis and Catellus employee benefit plans.

(3) Tax fees are primarily fees for tax compliance and pre-approved tax advice.

(4) All other fees include fees billed for services not included in the foregoing categories.

RATIFICATION OF THE APPOINTMENT OF	Proposal 4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been appointed by the audit committee of the board as our independent registered public accounting firm for the year 2010. KPMG LLP was our independent registered public accounting firm for the year 2009. We are requesting our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2010. In the event shareholders do not approve the appointment, the appointment will be reconsidered by the audit committee.

KMPG LLP representatives are expected to attend the 2010 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

The board of trustees unanimously recommends that the shareholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

ADDITIONAL INFORMATION

•	Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, shareholder proposals must be received at our principal executive offices no later than the close of business on December 3, 2010. Proposals should be addressed to Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, CO 80239.

•  Shareholder Nominations and Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting

For any shareholder nomination or proposal that is not submitted for inclusion in next year’s proxy statement but is instead sought to be presented directly at the 2011 annual meeting, our bylaws permit such a presentation if: (i) a shareholder’s written notice of the nominee or proposal and any required supporting information is received by our secretary during the period from 90 to 120 days before the first anniversary date of the previous year’s annual meeting and (ii) it meets the requirements of our bylaws and applicable SEC requirements. For consideration at the 2011 annual meeting, a shareholder nominee or proposal not submitted by the deadline for inclusion in the 2011 proxy statement must be received by us between January 14, 2011 and February 13, 2011. Notices of intention to present proposals at the 2011 annual meeting should be addressed to Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, CO 80239.

•	Voting Securities

Common shareholders of record at the close of business on March 16, 2010 will be eligible to vote at the meeting on the basis of one vote for each share held. On such date there were 476,504,927 common shares outstanding. There is no right to cumulative voting and a majority of the holders of outstanding common shares represented in person or by proxy at the 2010 annual meeting will constitute a quorum.

If your shares are held in a bank or brokerage account, you will receive proxy materials from your bank or broker, which will include voting instructions. If you would like to attend the annual meeting and vote these shares in person, you must obtain a proxy from your bank or broker. You must request this form from your bank or broker; they will not automatically supply one to you.

•	Vote Required for Approval

Assuming the presence of a quorum:

(1) Trustees must be elected by the vote of a majority of all the votes cast in person or by proxy at the 2010 annual meeting by shareholders entitled to vote. For this purpose, a majority of the votes cast means that the number of common shares that are cast and are voted “for” the election of a trustee must exceed the number of common shares that are withheld from his or her election.

(2) The approval and adoption of an amendment to the ProLogis 2006 Long-Term Incentive Plan to increase the authorized number of common shares that may be issued with respect to awards under the Plan and to increase certain individual grant limits must be approved by the affirmative vote of a majority of the common shares voted in person or by proxy at the 2010 annual meeting of shareholders entitled to vote, provided that the total vote cast on the proposal represents over 50% of all shares entitled to vote on the proposal.

(3) The approval and adoption of the amendments to the equity incentive plans to allow for a one-time share option exchange program for employees, other than named executive officers and employees must be approved by the affirmative vote of a majority of the common shares voted in person or by proxy at the 2010 annual meeting of shareholders entitled to vote, provided that the total vote cast on the proposal represents over 50% of all shares entitled to vote on the proposal.

(4) The ratification of the appointment of independent registered public accounting firm for the year 2010 must be approved by the affirmative vote of a majority of the common shares voted in person or by proxy at the 2010 annual meeting by shareholders entitled to vote.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is reached. With respect to the proposals to elect trustees and to ratify the appointment of the independent registered public accounting firm (Proposals 1 and 4), abstentions and broker non-votes, if any, will have no effect on the outcome.

With respect to the proposals to amend certain ProLogis equity incentive plans (Proposals 2 and 3), abstentions are considered “votes cast” under NYSE rules and thus will have the same effect as a vote “against” the proposals and will be counted in determining whether a majority of the outstanding common shares are voted on the proposals. Broker non-votes will not count as votes cast “for” or “against” to amend the ProLogis 2006 Long-Term Incentive Plan and will have no effect on the outcome of the proposals, assuming a majority of the outstanding common shares are otherwise voted on the proposals.

•	Manner for Voting Proxies

The common shares represented by all valid proxies received through the Internet, by telephone, or by mail will be voted in the manner specified. Where specific choices are not indicated, the common shares represented by all valid proxies received will be voted: (i) for the nominees for trustee named earlier in this proxy statement; (ii) for amending the ProLogis 2006 Long-Term Incentive Plan to increase the authorized number of common shares that may be issued with respect to awards under the Plan and to increase certain individual grant limits; (iii) for amending certain ProLogis equity incentive plans to allow for a one-time share option exchange program for employees, other than named executive officers and trustees; and (iv) for ratification of the appointment of the independent registered public accounting firm for the year 2010. The proxies, in their discretion, are further authorized to vote on other matters which may properly come before the 2010 annual meeting of shareholders and any adjournments or postponements of the meeting. The board knows of no other matters that may be presented to the meeting.

•	Solicitation of Proxies

Proxies may be solicited on behalf of the board by mail, telephone, other electronic means, or in person. Copies of proxy materials and our 2009 annual report may be supplied to brokers, dealers, banks, and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Proxies may be solicited by officers or employees of the company, none of whom will receive additional compensation.

•	Attendance at the 2010 Annual Meeting

If you are a registered owner of our common shares and plan to attend the 2010 annual meeting in person, you should detach and retain the admission ticket attached to your printed proxy card. An admission ticket is also provided with the Notice of Internet Availability.

Beneficial owners whose ownership is registered under another party’s name and who plan to attend the meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, CO 80239.

Record owners and beneficial owners (including holders of valid proxies) who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the annual meeting. Please contact Investor Relations, ProLogis, 4545 Airport Way, Denver, CO 80239, (800) 820-0181 if you need directions to the location of our annual meeting.

•	Electronic Access to Proxy Statement and Annual Report

This proxy statement and our 2009 annual report to shareholders, including our Annual Report on Form 10-K, are available at http://ir.prologis.com. Shareholders can receive future annual reports, proxy statements, and forms of proxy electronically by registering at www.icsdelivery.com/pld. Once registered, you will be notified by e-mail when materials are available electronically for your review. You will also be given a website link to authorize your proxy via the Internet. If your shares are held through a bank, broker, or other holder of record, they can instruct you on selecting this option. You can notify us at any time if you want to resume mail delivery by contacting Investor Relations, ProLogis, 4545 Airport Way, Denver, CO 80239, (800) 820-0181.

•	Annual Report

Our 2009 annual report to shareholders, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2009 (which includes our consolidated financial statements), is mailed to shareholders along with this proxy statement, if a request is made to receive printed proxy materials or if you are a Participant in our 401(k) Plan. Otherwise, the Notice of Internet Availability provides information on how you may access our 2009 annual report and Notice of Proxy through the Internet. We will provide copies of the annual report to requesting shareholders, free of charge, by contacting Investor Relations, ProLogis, 4545 Airport Way, Denver, CO 80239, (800) 820-0181.

•	Delivery of Documents to Shareholders Sharing an Address

If you share an address with any of our other shareholders, your household might receive only one copy of the Notice of Internet Availability or our annual report and proxy statement, as part of our Householding Program, which is aimed at reducing costs. To request additional copies of these materials for each shareholder in your household for the current year, please contact Investor Relations ProLogis, 4545 Airport Way, Denver, CO 80239, (800) 820-0181. To revoke your consent for future mailings, please contact Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NJ 11717 (telephone: (800) 542-1061). You will be removed from the Householding Program within 30 days.

•	Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our trustees, certain officers, and certain beneficial owners of our common shares to file reports of holdings and transactions in our common shares with the SEC and the NYSE. Except as provided in the next sentence, based on our records and other information available to us, we believe that, in 2009, all of the above persons and entities met all applicable SEC filing requirements. Messrs. Antenucci, Sullivan, Nekritz, and Teixeira each failed to file on a timely basis in 2009 one Form 4 each.

•	Other Matters

We do not anticipate any other business to be brought before the 2010 annual meeting. In addition to the scheduled items, however, the meeting may consider properly presented shareholder proposals and matters relating to the conduct of the meeting. As to any other business, the proxies, in their discretion, are authorized to vote on other matters which may properly come before the meeting and any adjournments or postponements of the meeting.

March 31, 2010
Denver, Colorado

ProLogis.

COMPUTERSHARE
P.O. BOX 43010
PROVIDENCE, RI 02940-3010

YOUR VOTE IS IMPORTANT!

PROLOGIS

The Board of Trustees recommends a vote FOR the Election of Trustees (Proposal 1).

	For All	Withhold All	For All Except
1. Election of Trustees:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Election of the following persons as Trustees

Nominees:

01) Stephen L. Feinberg
02) George L. Fotiades
03) Christine N. Garvey
04) Lawrence V. Jackson
05) Donald P. Jacobs
06) Irving F. Lyons III
07) Walter C. Rakowich
08) D. Michael Steuert
09) J. André Teixeira
10) Andrea M. Zulberti

	For	Against	Abstain
The Board of Trustees recommends a vote FOR proposal 2:			
2. Approve and Adopt an Amendment to the ProLogis 2006 Long-Term Incentive Plan – Increase authorized shares and certain individual grant limits	☐	☐	☐
The Board of Trustees recommends a vote FOR proposal 3:			
3. Approve and Adopt Amendments to Certain ProLogis Equity Incentive Plans – Allow for a one-time share option exchange program for employees, other than named executive officers and trustees	☐	☐	☐
The Board of Trustees recommends a vote FOR proposal 4:			
4. Ratification of the Appointment of Independent Registered Public Accounting Firm	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

® COMPUTERSHARE P.O. BOX 43010 PROVIDENCE, RI 02940-3010 YOUR VOTE IS IMPORTANT! VOTE BY INTERNET -www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by ProLogis in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Do not return your Proxy Card if you are authorizing your proxy by telephone or Internet. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M22059-P90567-Z51935 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ProLogis

Annual Meeting of Shareholders

Please present this ticket for admittance.

M22060-P90567-Z51935

PROXY

PROLOGIS

THE PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF TRUSTEES

2010 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints each of Walter C. Rakowich and Edward S. Nekritz as proxies for the undersigned with full power of substitution in each of them, to represent the undersigned at the annual meeting of shareholders to be held on May 14, 2010, and at any and all adjournments or postponements thereof with all powers possessed by the undersigned if personally present at the meeting, and to cast at such meeting all votes that the undersigned is entitled to cast at such meeting in accordance with the instructions indicated on the reverse side of this card. **If no instructions are indicated, the shares represented by this proxy will be voted FOR the election of the listed nominees for Trustee, FOR the adoption of an amendment to the ProLogis 2006 Long-Term Incentive Plan to increase authorized shares and certain individual grant limits, FOR the adoption of amendments to certain ProLogis equity incentive plans to allow for a one-time share option exchange program and FOR the ratification of the appointment of independent registered public accounting firm. The proxies, in their discretion, are further authorized to vote on other matter which may properly come before the 2010 annual meeting of shareholders and any adjournments or postponements of the meeting.**

The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying the Notice, together with this Proxy.

Please sign, date and return this proxy card promptly using the enclosed postage-paid envelope whether or not you plan to attend the meeting. You are encouraged to specify your choice by marking the appropriate boxes --SEE REVERSE SIDE-- but you need not mark any boxes if you wish to vote in accordance with the Board of Trustees' recommendations. The proxies cannot vote the shares unless you sign and return this card.

Address Changes/Comments: ____________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE **CONTINUED AND TO BE SIGNED ON REVERSE SIDE** **SEE REVERSE SIDE**

Annual Meeting of Shareholders ADMISSION TICKET Friday, May 14, 2010 10:30 a.m. (Mountain Time) ProLogis 4545 Airport Way Denver, CO 80239 Please present this ticket for admittance. CONSENT TO OBTAIN FUTURE SHAREHOLDER-RELATED MATERIALS ELECTRONICALLY INSTEAD OF BY MAIL You now have the option to receive future shareholder communications (annual reports, proxy statements, etc.) electronically via the Internet instead of printed materials through the mail. This service is being provided to you as a convenience while representing a cost savings for ProLogis. If you elect this option, you will be notified by email when materials are available electronically for your review. In the case of proxy materials, you will be provided a link to a designated website with instructions on how to vote via the Internet. You can register for this program by going to www.icsdelivery.com/pld or, if you vote through www.proxyvote.com, by following the instructions provided. To withdraw your participation in the program or to receive printed copies of any of the company’s materials, please contact ProLogis Investor Relations at 1-800-820-0181 or via email at ir@prologis.com. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and annual report to shareholders, which includes the Annual Report on Form 10-K, are available at http://ir.prologis.com M22060-P90567-Z51935